                                                                   EXHIBIT 2.2


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                          PURCHASE AND SALE AGREEMENT


                                    BETWEEN


                               AP CENTURY I, L.P.
                              AP CENTURY II, L.P.
                              AP CENTURY III, L.P.
                              AP CENTURY IV, L.P.
                               AP CENTURY V, L.P.
                              AP CENTURY VI, L.P.
                             AP CENTURY VIII, L.P.
                                      AND
                              AP CENTURY IX, L.P.,
                                                 COLLECTIVELY, SELLERS

                                      AND

                            NEW VALLEY CORPORATION,
                                                 PURCHASER


                            DATED: JANUARY 11, 1996


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
                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Section 1.    Sale of Properties.....................................     1

Section 2.    Purchase Price.........................................     5

Section 3.    Apportionments.........................................     6

Section 4.    Closing Date...........................................     9

Section 5.    Permitted Encumbrances.................................     9

Section 6.    Title..................................................    10

Section 7.    The Note and Mortgage..................................    12

Section 8.    Representations and Warranties.........................    12

Section 9.    Costs of Transaction...................................    19

Section 10.   Conditions Precedent to Closing........................    19

Section 11.   Documents to be Delivered by Sellers at Closing........    21

Section 12.   Documents to be Delivered by Purchaser at Closing......    23

Section 13.   Operation of the Properties............................    24

Section 14.   As Is..................................................    27

Section 15.   Broker.................................................    29

Section 16.   Casualty; Condemnation.................................    29

Section 17.   Remedies...............................................    30

Section 18.   Purchaser's Access to the Properties...................    31

Section 19.   Sellers' Indemnity.....................................    32

Section 20.   Escrow.................................................    32

Section 21.   Assignment.............................................    35

                                                                       Page
                                                                       ----
Section 22.   Access to Records......................................    35

Section 23.   Notices................................................    35

Section 25.   Miscellaneous..........................................    38


                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES           DESCRIPTION
---------           -----------

1-A                 Description of the "AP-I Land"
1-B                 Description of the "AP-II Land"
1-C                 Description of the "AP-III Land"
1-D                 Description of the "AP-IV Land"
1-E                 Description of the "AP-V Land"
1-F                 Description of the "AP-VI Land"
1-G                 Description of the "AP-VIII Land"
1-H                 Description of the "AP-IX Land"
2                   Permitted Encumbrances
3                   Insured Encumbrances
3A                  Existing Financing
4                   Leases
5                   Actions
6                   Rent Roll
7                   Claimed Rental Offsets
7A                  Seller's Work
8                   Tenants in Bankruptcy
9                   Contracts
10                  Defaults under the Contracts
11                  Tenants Intending to Vacate
12                  Defaults under the Leases
13                  Casualty Insurance
14                  Environmental & Engineering Reports
15                  Tax Certiorari Proceedings
16                  Trade Names
17                  Tenants From Whom Estoppel Certificates Have Been Requested
18                  Brokerage & Leasing Commissions
19                  J.C. Penney Lease Terms
20                  Intentionally Deleted
21                  Indemnified Litigations
22                  Basic Debt Service

EXHIBITS            DESCRIPTION
--------            -----------

A                    Form of Note
B                    Form of Mortgage
C                    Form of Loan and Security Agreement
D                    Hazardous Material Indemnification Agreement
E                    Deeds
F                    Lease Assignment
G                    Contract and License Assignment
H                    Intangible Property Assignment
I                    Bill of Sale
J                    Notice to Tenants
K                    Sellers' FIRPTA Affidavit

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                     SECTION
------------                                                     -------

"AAA".......................................................     8.1(b)
"Additional Rent Reconciliation"............................     3.4
"Additional Rents"..........................................     3.4
"Agreement".................................................     Preamble
"AP-I"......................................................     Preamble
"AP-I Buildings"............................................     1.1
"AP-I Land".................................................     1.1
"AP-I Personal Property"....................................     1.1
"AP-II".....................................................     Preamble
"AP-II Buildings"...........................................     1.2
"AP-II Land"................................................     1.2
"AP-II Personal Property"...................................     1.2
"AP-III"....................................................     Preamble
"AP-III Buildings"..........................................     1.3
"AP-III Land"...............................................     1.3
"AP-III Personal Property"..................................     1.3
"AP-IV".....................................................     Preamble
"AP-IV Buildings"...........................................     1.4
"AP-IV Land"................................................     1.4
"AP-IV Personal Property"...................................     1.4
"AP-V"......................................................     Preamble
"AP-V Buildings"............................................     1.5
"AP-V Land".................................................     1.5
"AP-V Personal Property"....................................     1.5
"AP-VI".....................................................     Preamble
"AP-VI Buildings"...........................................     1.6
"AP-VI Land"................................................     1.6
"AP-VI Personal Property"...................................     1.6
"AP-VIII"...................................................     Preamble
"AP-VIII Buildings".........................................     1.7
"AP-VIII Land"..............................................     1.7
"AP-VIII Personal Property".................................     1.7
"AP-IX".....................................................     Preamble
"AP-IX Buildings"...........................................     1.8
"AP-IX Land"................................................     1.8
"AP-IX Personal Property"...................................     1.8
"Apportionment Date"........................................     3.1
"Approved Institution"......................................     20.5
"Approved Investment".......................................     20.5
"AREIF".....................................................     25.22
"Assignment Agreement"......................................     11.1(d)
"Bill of Sale"..............................................     11.1(f)
"business day"..............................................     25.13
"Closing"...................................................     4.1
"Closing Date"..............................................     4.1
"Commerce Lender"...........................................     25.5 B.
"Contract and License Assignment"...........................     11.1(c)

DEFINED TERM                                                     SECTION
------------                                                     -------

"Contracts".................................................     8.1(a)(xiv)
"Coronado Center Property"..................................     1.2
"Cost"......................................................     8.1(b)
"Deeds".....................................................     11.1(a)
"Downpayment"...............................................     2.1(a)
"Environmental Laws"........................................     8.1(a)(xxiii)
"Escrow Agent"..............................................     2.1(a)
"FIRPTA"....................................................     11.1(l)
"First Percentage"..........................................     8.1(b)
"Fund"......................................................     20.1
"GECC"......................................................     25.5 B.
"Hazardous Materials".......................................     8.1(a)(xxiii)
"Holly Farm Shopping Center Property".......................     1.3
"Intangible Property Assignment"............................     11.1(d)
"Insurance".................................................     8.1(a)(xix)
"Investigations"............................................     18.1
"Kanawha Mall Property".....................................     1.6
"Laws"......................................................     8.1(a)(iii)
"Lease Assignment"..........................................     11.1(b)
"Leases"....................................................     8.1(a)(iv)
"Licenses"..................................................     11.1(c)
"Liens".....................................................     6.2
"Loan Agreement"............................................     7.2(a)
"Loss"......................................................     8.1(b)
"Lutheran Lender"...........................................     25.5 B.
"Marathon Shopping Center Property".........................     1.4
"Marysville Towne Center Property"..........................     1.5
"Master Lease"..............................................     13.4
"Mortgage"..................................................     2.1(b)
"NatWest"...................................................     25.5 B.
"New Lease".................................................     13.1(a)(ii)
"New Lease Expenses"........................................     13.1(a)(ii)
"Note"......................................................     2.1(b)
"Notice of Objection".......................................     20.3
"Permitted Encumbrances"....................................     5.1
"Personal Property".........................................     1.8
"Properties"................................................     1.8
"Property Information"......................................     24.4
"Purchaser's actual knowledge"..............................     8.1(b)
"Purchase Price"............................................     2.1
"Purchaser's Documents".....................................     8.2(a)(ii)
"Purchaser's Reports".......................................     8.1(a)(xxi)
"Purchaser's Representatives"...............................     24.4
"Purchaser".................................................     Preamble
"Rent Commencement Date"....................................     13.1(a)(iii)
"Rent Roll".................................................     8.1(a)(viii)
"Second Percentage".........................................     8.1(b)
"Sellers' Affiliates".......................................     25.5
"Sellers' Documents"........................................     8.1(a)(ii)

DEFINED TERM                                                     SECTION
------------                                                     -------

"Sellers' knowledge"........................................     8.1(a)(xxiii)
"Sellers"...................................................     Preamble
"Sellers' Reports"..........................................     8.1(a)(xx)
"Title Commitments".........................................     6.1(a)
"Title Company".............................................     6.1(a)
"Unacceptable Encumbrances".................................     6.1(a)
"Union Lender"..............................................     25.5 B.
"University Place Property".................................     1.8
"Village Royale Shopping Center Property"...................     1.7
"Washington Plaza Property".................................     1.1

                          PURCHASE AND SALE AGREEMENT

                  This PURCHASE AND SALE AGREEMENT (this "Agreement"), dated the 11th day of January, 1996, by and between AP CENTURY I, L.P. ("AP-I"), AP CENTURY II, L.P. ("AP-II"), AP CENTURY III, L.P. ("AP-III"), AP CENTURY IV, L.P. ("AP-IV"), AP CENTURY V, L.P. ("AP-V"), AP CENTURY VI, L.P. ("AP-VI"), AP CENTURY VIII, L.P. ("AP-VIII") and AP CENTURY IX, L.P. ("AP-IX"), each a limited partnership organized and existing under the State of Delaware and all of which have an office at c/o Century Properties, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662 (collectively "Sellers"), and NEW VALLEY CORPORATION, a New York corporation, having an office at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131 ("Purchaser").

                              W I T N E S S E T H

                  WHEREAS, each Seller is the owner of a Property (as hereinafter defined);

                  WHEREAS, Purchaser desires to purchase the Properties from Sellers; and

                  WHEREAS, Sellers and Purchaser desire to enter into an agreement whereby, subject to the terms and conditions contained herein, Sellers shall sell the Properties to Purchaser and Purchaser shall purchase the Properties from Sellers.

                  NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

         Section 1.     Sale of Properties

                 1.1 AP-I agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-I, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Richland, County of Benton and State of Washington, as more particularly described in Schedule "1-A" annexed hereto and made a part hereof (the "AP-I Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "AP-I Buildings"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-I pertaining to the AP-I Land and the AP-I Buildings,
(c) all right, title and interest of AP-I in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-I Land or the AP-I Buildings, or used in connection therewith (collectively, the "AP-I Personal Property"), (d) all oil, gas and mineral rights of AP-I, if any, in and to the AP-I Land, (e) all right, title and interest of AP-I, if any, in and to the trade names of the AP-I Buildings, and (f) all right, title and interest of AP-I, if any, in and to all strips and gores, all alleys adjoining the AP-I Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-I Land to the center line thereof, and all right, title and interest of AP-I, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-I Land or the AP-I Buildings by reason of a change of grade of any street, road or avenue (the AP-I Land, together with all of the foregoing items listed in clauses
(a)-(f) above being hereinafter sometimes collectively referred to as the "Washington Plaza Property").

                 1.2 AP-II agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-II, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Santa Fe, County of Santa Fe and State of New Mexico as more particularly described in Schedule "1- B" annexed hereto and made a part hereof (the "AP-II Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "AP-II Buildings"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-II pertaining to the AP-II Land and the AP-II Buildings, (c) all right, title and interest of AP-II in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-II Land or the AP-II Buildings, or used in connection therewith (collectively, the "AP-II Personal Property"), (d) all oil, gas and mineral rights of AP-II, if any, in and to the AP-II Land, (e) all right, title and interest of AP-II, if any, in and to the trade names of the AP-II Buildings, and (f) all right, title and interest of AP-II, if any, in and to all strips and gores, all alleys adjoining the AP-II Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-II Land to the center line thereof, and all right, title and interest of AP-II, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-II Land or the AP-II Buildings by reason of a change of grade of any street, road or avenue (the AP-II Land, together with all of the foregoing items listed in clauses
(a)-(f) above being hereinafter sometimes collectively referred to as the "Coronado Center Property").

                 1.3 AP-III agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-III, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Milwaukee, County of Clackamas and State of Oregon as more particularly described in Schedule "1-C" annexed hereto and made a part hereof (the "AP-III Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "AP-III Buildings"),
(b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-III pertaining to the AP-III Land and the AP-III Buildings, (c) all right, title and interest of AP-III in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-III Land or the AP-III Buildings, or used in connection therewith (collectively, the "AP-III Personal Property"), (d) all oil, gas and mineral rights of AP-III, if any, in and to the AP-III Land, (e) all right, title and interest of AP-III, if any, in and to the trade names of the AP-III Buildings, and (f) all right, title and interest of AP-III, if any, in and to all strips and gores, all alleys adjoining the AP-III Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-III Land to the center line thereof, and all right, title and interest of AP-III, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-III Land or the AP-III Buildings by reason of a change of grade of any street, road or avenue (the AP-III Land, together with all of the foregoing items listed in clauses (a)-(f) above being hereinafter sometimes collectively referred to as the "Holly Farm Shopping Center Property").

                 1.4 AP-IV agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-IV, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Marathon, County of Monroe and State of Florida, as more particularly described in Schedule "1-D" annexed hereto and made a part hereof (the "AP-IV Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "AP-IV Buildings"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-IV pertaining to the AP-IV Land and the AP-IV Buildings, (c) all right, title and interest of AP-IV in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-IV Land or the AP-IV Buildings, or used in connection therewith (collectively, the "AP-IV Personal Property"), (d) all oil, gas and mineral rights of AP-IV, if any, in and to the AP-IV Land, (e) all right, title and interest of AP-IV, if any, in and to the trade names of the AP-IV Buildings, and
(f) all right, title and interest of AP-IV, if any, in and o all strips and gores, all alleys adjoining the AP-IV Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-IV Land to the center line thereof, and all right, title and interest of AP-IV, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-IV Land or the AP-IV Buildings by reason of a change of grade of any street, road or avenue (the AP-IV Land, together with all of the foregoing items listed in clauses
(a)-(f) above being hereinafter sometimes collectively referred to as the "Marathon Shopping Center Property").

                 1.5 AP-V agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-V, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Marysville, County of Snohomish and State of Washington, as more particularly described in Schedule "1-E" annexed hereto and made a part hereof (the "AP-V Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "AP-V Buildings"),
(b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-V pertaining to the AP-V Land and the AP-V Buildings, (c) all right, title and interest of AP-V in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-V Land or the AP-V Buildings, or used in connection therewith (collectively, the "AP-V Personal Property"), (d) all oil, gas and mineral rights of AP-V, if any, in and to the AP-V Land, (e) all right, title and interest of AP-V, if any, in and to the trade names of the AP-V Buildings, and (f) all right, title and interest of AP-V, if any, in and to all strips and gores, all alleys adjoining the AP-V Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-V Land to the center line thereof, and all right, title and interest of AP-V, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-V Land or the AP-V Buildings by reason of a change of grade of any street, road or avenue (the AP-V Land, together with all of the foregoing items listed in clauses
(a)-(f) above being hereinafter sometimes collectively referred to as the "Marysville Towne Center Property").

                 1.6 AP-VI agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-VI, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Charleston, County of Kanawha and State of West Virginia, as more particularly described in Schedule "1-F" annexed hereto and made a part hereof (the "AP-VI Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "AP-VI Buildings"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-VI pertaining to the AP-VI Land and the AP-VI Buildings, (c) all right, title and interest of AP-VI in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-VI Land or the AP-VI Buildings, or used in connection therewith (collectively, the "AP-VI Personal Property"), (d) all oil, gas and mineral rights of AP-VI, if any, in and to the AP-VI Land, (e) all right, title and interest of AP-VI, if any, in and to the trade names of the AP-VI Buildings, and (f) all right, title and interest of AP-VI, if any, in and to all strips and gores, all alleys adjoining the

AP-VI Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-VI Land to the center line thereof, and all right, title and interest of AP-VI, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-VI Land or the AP-VI Buildings by reason of a change of grade of any street, road or avenue (the AP-VI Land, together with all of the foregoing items listed in clauses (a)-(f) above being hereinafter sometimes collectively referred to as the "Kanawha Mall Property").

                 1.7 AP-VIII agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-VIII, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Royal Palm Beach, County of Palm Beach and State of Florida, as more particularly described in Schedule "1-G" annexed hereto and made a part hereof (the "AP-VIII Land"), together with (a) all buildings and other improvements situated on the land (collectively, the "AP-VIII Buildings"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-VIII pertaining to the AP-VIII Land and the AP-VIII Buildings, (c) all right, title and interest of AP-VIII in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-VIII Land or the AP-VIII Buildings, or used in connection therewith (collectively, the "AP-VIII Personal Property"), (d) all oil, gas and mineral rights of AP-VIII, if any, in and to the AP-VIII Land, (e) all right, title and interest of AP-VIII, if any, in and to the trade names of the AP-VIII Buildings, and (f) all right, title and interest of AP-VIII, if any, in and to all strips and gores, all alleys adjoining the AP-VIII Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-VIII Land to the center line thereof, and all right, title and interest of AP-VIII, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-VIII Land or the AP-VIII Buildings by reason of a change of grade of any street, road or avenue (the AP-VIII Land, together with all of the foregoing items listed in clauses
(a)-(f) above being hereinafter sometimes collectively referred to as the "Village Royale Shopping Center Property").

                 1.8 AP-IX agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from AP-IX, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land located in the City of Lincoln, County of Lancaster and State of Nebraska, as more particularly described in Schedule "1-H" annexed hereto and made a part hereof (the "AP-IX Land"), together with (a) all buildings and other improvements situated on the and (collectively, the "AP-IX Buildings"), (b) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of AP-IX pertaining to the AP-IX Land and the AP-IX Buildings, (c) all right, title and interest of AP-IX in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the AP-IX Land or the AP-IX Buildings, or used in connection therewith (collectively, the "AP-IX Personal Property"; the AP-I Personal Property, the AP-II Personal Property, the AP-III Personal Property, the AP-IV Personal Property, the AP-V Personal Property, the AP-VI Personal Property, the AP-VIII Personal Property, and the AP-IX Personal Property are hereinafter collectively called the "Personal Property"), (d) all oil, gas and mineral rights of AP-IX, if any, in and to the AP-IX Land, (e) all right, title and interest of AP-IX, if any, in and to the trade names of the AP-IX Buildings, and
(f) all right, title and interest of AP-IX, if any, in and to all strips and gores, all alleys adjoining the AP-IX Land, and the land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the AP-IX Land to the center line thereof, and all right, title and interest of AP-IX, if any, in and to any award made or to be made in lieu thereof and in and to any unpaid award for any taking by condemnation or any damages to the AP-IX Land or the AP-IX Buildings by reason of a change of grade of any street, road or avenue (the AP-IX Land, together with all of the foregoing items listed in clauses (a)-(f) above being hereinafter sometimes collectively referred to as the "University Place Property"; the Washington Plaza Property, the Coronado Center Property , the Holly Farm Shopping Center Property, the Marathon Shopping Center Property, the Marysville Towne Center Property, the Kanawha Mall Property, the Village Royale Shopping Center Property and the University Place Property are hereinafter collectively called the "Properties").

         Section 2.     Purchase Price

                 2.1 The purchase price to be paid by Purchaser to Sellers for the Properties (the "Purchase Price") is Seventy Two Million Five Hundred Thousand ($72,500,000) Dollars, payable as follows:

                 (a) One Million Four Hundred Fifty Thousand ($1,450,000) Dollars (the "Downpayment"), simultaneously with the execution and delivery of this Agreement, by a bank wire transfer of immediately available funds to an account designated by Schulte Roth & Zabel ("Escrow Agent"). The Downpayment shall be held by Escrow Agent in accordance with the terms of Section 20. If the Closing (as hereinafter defined) shall occur, Sellers shall be entitled to receive the Downpayment and all interest accrued thereon, if any, and such interest shall not be credited against the portion of the Purchase Price payable pursuant to Section 2.1(c). Notwithstanding the foregoing, in the event this Agreement is entered into at the Closing, the Downpayment shall be paid at the Closing directly to Sellers by bank wire transfer of immediately available federal funds to Sellers' account, Section 20 shall be of no force and effect and Escrow Agent shall not be required to join in this Agreement.

                 (b) Sixty Million ($60,000,000) Dollars at the Closing by Purchaser executing and delivering to Sellers, or such Affiliate of Sellers as Sellers may direct, a purchase money note or notes (the "Note") payable to Sellers or to such Affiliate in the amount of Sixty Million ($60,000,000) Dollars and a purchase money mortgage or mortgages and/or a deed of trust or deeds of trust (the "Mortgage") securing the Note and covering the Properties, all as more particularly set forth in Section 7.

                 (c) Eleven Million Fifty Thousand ($11,050,000) Dollars at the Closing by bank wire transfer of immediately available federal funds to Sellers' account or to the account or accounts (not to exceed ten such accounts) of such other party or parties as may be designated by Sellers on one (1) business day's notice prior to the Closing Date.

                 (d) Except as otherwise specifically set forth herein, Sellers and Purchaser agree that Sellers must convey and Purchaser must purchase all of the Properties in accordance with the terms and conditions of this Agreement.

                 (e) The Purchase Price as set forth above is the aggregate amount to be paid to Sellers for the Properties, and the portion of the Purchase Price allocable to each Property is as set forth below.


                                                                  Allocated
                            Property                              Purchase Price
                            --------                              --------------
              (i)  Washington Plaza Property                      $10,610,000
             (ii)  Coronado Shopping Center Property              $ 9,600,000
            (iii)  Holly Farm Shopping Center Property            $ 7,280,000
             (iv)  Marathon Shopping Center Property              $ 3,900,000
              (v)  Marysville Towne Center Property               $12,350,000
             (vi)  Kanawha Mall Property                          $12,950,000
            (vii)  Village Royale Shopping Center Property        $ 9,840,000
           (viii)  University Place Property                      $ 5,970,000

         Section 3.     Apportionments

                 3.1 The following shall be apportioned between Sellers and Purchaser at the Closing as of 12:01 A.M., January 1, 1996 (the "Apportionment Date") notwithstanding the Apportionment Date may not be the Closing Date (as hereinafter defined):

                        (a) prepaid rents and Additional Rents and other amounts payable by tenants, if, as and when received;

                        (b) real estate taxes, water charges, sewer rents and vault charges, if any, on the basis of the fiscal years, respectively, for which same have been assessed;

                        (c) value of fuel stored on the Properties, at Sellers' cost, including any taxes, on the basis of a statement from Sellers' supplier;

                        (d) charges and payments under Contracts (as hereinafter defined) which are transferred to Purchaser or permitted renewals or replacements thereof;

                        (e) any prepaid items for operating expenses relating to the Properties, including fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees;

                        (f) utilities, including telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings;

                        (g) transferable deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Properties, if same are assigned to Purchaser at the Closing, which shall be credited in their entirety to Sellers;

                        (h) personal property taxes, if any, on the basis of the fiscal year for which assessed;

                        (i) Sellers' share, if any, of all revenues from the operation of the Properties other than rents and Additional Rents (including parking charges, and telephone booth and vending machine revenues), if, as and when received;

                        (j) permitted administrative charges, if any, on those tenants' security deposits transferred by Sellers pursuant to Section 11.1(e); and

                        (k) as to each Property, such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Properties and located in the city and state where the Property is located.

Interest on the Note shall accrue commencing on the Apportionment Date.

                 3.2 If the Closing shall occur before a new real estate or personal property tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed.

                 3.3 If on the Closing Date any tenant is in arrears in the payment of rent or has not paid the rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any rents received by Purchaser or Sellers from such tenant after the Closing shall be applied to rents due and payable by such tenant in the following order of priority: first, to all rent due and payable by such tenant during the month in which the Apportionment Date occurred, second, to all rents due and payable by such tenant for the month immediately preceding the month in which the Apportionment Date occurred, third, to all rents due and payable by such tenant for the months immediately following the month in which the Apportionment Date occurred, and, fourth, to all remaining rent arrearages of such tenant. If rents or any portion thereof received by Sellers or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party.

                 3.4 If on the Apportionment Date (or thereafter pursuant to an Additional Rent Reconciliation) (defined below) any tenant is in arrears or was undercharged (whether in its monthly obligations or in an end of year reconciliation) in the payment of percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation rents or charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") for the period prior to the Apportionment Date, any Additional Rents received by Purchaser or Sellers from such tenant after the Closing Date shall be applied up to $50,000 (net of all reimbursements to tenants for overpayment of Additional Rent for the period prior to the Apportionment Date) to all Additional Rent arrearages of such tenant for the period prior to the Apportionment Date. If such Additional Rent arrearages exceed $50,000 (net of all reimbursements to tenants for overpayment of Additional Rent for the period prior to the Apportionment Date) then, provided first that such tenant is current in all of its rent and Additional Rent obligations for the period commencing with the Apportionment Date, the next Additional Rents received by Purchaser or Sellers from such tenant shall be applied to all remaining Additional Rent arrearages of such tenant for the period prior to the Apportionment Date. If Additional Rents or any portion thereof received by Sellers or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party. "Additional Rent Reconciliation" means an accounting prepared by Sellers in calendar year 1996 and delivered to Purchaser by no later than March 31, 1996 to determine if Sellers' estimated Additional Rent calculation for calendar year 1995 was exceeded by the actual Additional Rent calculation as determined by Sellers. Purchaser and Purchaser's property manager shall in good faith assist Sellers (a) in the preparation of the Additional Rent Reconciliation and (b), subject to Section 3.5, in the billing for and collecting of the Additional Rent arrearages including adding such Additional Rent arrearages to Purchaser's monthly billing of tenants for rent and Additional Rent. If the Additional Rent Reconciliation determines that any tenants have overpaid their Additional Rent obligations for the calendar year 1995 (net of all arrearages for any such tenant for such period) then Sellers shall pay such amounts promptly to Purchaser. Purchaser agrees to promptly forward such sums to the applicable tenants (or to grant such tenants credits against rents next due) and indemnify and hold Sellers harmless in connection with any losses, costs, expenses or liabilities in connection with Purchaser's failure to remit such sums (or grant such credits) to such tenants.

                 3.5 After the Closing, Sellers shall continue to have the right, in its own name, to demand payment of and to collect rent and Additional Rent arrearages owed to Sellers by any tenant, which right shall include the right to continue or commence legal actions or proceedings against any tenant for the payment of such arrearages (provided, however, Seller shall not commence or continue any legal action or proceeding to terminate a tenant's tenancy or to dispossess such tenant or otherwise disturb such tenant's occupancy), and delivery of the Lease Assignment (as hereinafter defined) shall not constitute a waiver by Sellers of such right. At no cost to Purchaser or if Purchaser incurs any cost Sellers agree to reimburse Purchaser for same, Purchaser agrees reasonably to cooperate with Sellers in connection with all reasonable and proper efforts by Sellers to collect such rents and Additional Rents and to take all reasonable steps, including adding the rent arrearages to Purchaser's bills to tenant for current rent obligations and testifying on behalf of Sellers, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including the delivery to Sellers, upon demand and to the extent then in Purchaser's possession, of any relevant books and records (including any rent or Additional Rent statements, receipted bills and copies of tenant checks used in payment of such rent or Additional
Rent), the execution of any and all consents or other documents, and the undertaking of any other reasonable act necessary for the collection of such rents and Additional Rents by Sellers. If tenant, in response to Sellers' legal actions or proceedings to recover rent and Additional Rent arrearages, commences its own legal action against Sellers or files a counterclaim to Sellers' legal action or proceeding, and tenant's legal action or counterclaim names Purchaser as a defendant, then, in such event, Sellers hereby indemnify and agree to hold harmless and defend Purchaser against all such claims and counterclaims and against all losses, costs, expenses and liabilities which Purchaser may suffer or be subject to by reason thereof; and any such defense by Sellers may, at Sellers' election, be conducted by counsel of Sellers' choice provided such counsel is reasonably acceptable to Purchaser. Purchaser shall promptly notify Sellers in writing if Purchaser is named as a defendant as a result of Sellers' legal action or proceeding.

                 3.6 If there is a water meter on the Properties, Sellers shall furnish a reading for each such Property to a date not more than thirty
(30) days prior to the Apportionment Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

                 3.7 If any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one hundred eighty (180) days after the Closing Date as hereinafter provided. Neither party hereto shall have the right to require a recomputation of a Closing apportionment or a correction of an error or omission in a Closing apportionment unless within the aforestated one hundred eighty (180) day period one of the parties hereto (a) has obtained the previously unavailable information or has discovered the error or omission, and (b) has given notice thereof to the other party together with a copy of its good faith recomputation of the apportionment and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to apportionment hereunder and to give notice thereof as provided above within one hundred eighty (180) days after the Closing Date shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date.

                 3.8 (a) If, on the date of this Agreement, the Properties or any part thereof shall be affected by any assessment or assessments which are or may become payable in installments, of which the first installment is now a charge or lien, or has been paid, then (i) Sellers shall be obligated to pay all installments of any such assessment which are due and payable prior to the Closing Date, and (ii) for the purposes of this Agreement, all the unpaid installments of any such assessment which are to become due and payable on or after the Closing Date shall not be deemed to be liens upon the Properties and Purchaser shall acquire the Properties on the Closing Date subject to any such assessment without abatement of the Purchase Price.

                        (b) If, subsequent to the date hereof, the Properties or any part thereof shall become affected by an assessment or assessments, said assessments shall not be deemed to be liens upon the Properties and the Purchaser shall acquire the Properties on the Closing Date subject to any such assessment without abatement of the Purchase Price. If an assessment may be paid alternatively, at Sellers election, in installments or in lump sum and such election must be made prior to the Closing Date, Sellers shall make an election to have same payable in installments. In the event any such assessment or assessments, whether payable in lump sum or in installments, is due and payable prior to the Closing, and has been paid by Sellers, Purchaser shall reimburse Sellers for same at the Closing.

                  3.9 The provisions of this Section 3 shall survive the Closing, but the provisions of Section 3.2 and 3.7 shall survive the Closing only for a period of one hundred and eighty (180) days following the Closing Date.

         Section 4.     Closing Date

                 4.1 The delivery of the Deeds and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place as of the date hereof at the offices of Schulte Roth & Zabel, 900 Third Avenue, New York, New York (the "Closing Date").

         Section 5.     Permitted Encumbrances

                 5.1 Sellers shall convey and Purchaser shall accept title to each of the Properties subject only to those matters set forth on Schedule "2" annexed hereto and made a part hereof (collectively, the "Permitted Encumbrances").

         Section 6.     Title

                 6.1    (a)    Seller shall order, at its sole cost and expense,
commitments for an owner's fee title insurance policy or policies with respect to the Properties (the "Title Commitments") from First American Title Insurance Company (the "Title Company") and shall request the Title Company to deliver copies of the Title Commitments, together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Properties, to Purchaser's and Sellers' attorneys. (Any liens, encumbrances or other defects or exceptions in or to title to the Properties other than the Permitted Encumbrances set forth in the Title Commitments are herein collectively called the "Unacceptable Encumbrances".)

                        (b) If Sellers are unable (subject to Section 6.2) to eliminate all Unacceptable Encumbrances not waived in writing by Purchaser, or with respect to those matters which are listed on Schedule "3", to arrange for title insurance reasonably acceptable to Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Properties, and to convey title in accordance with the terms of this Agreement on or before the Closing Date, Purchaser shall elect either (i) to waive such Unacceptable Encumbrance(s) and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to exclude the Property with the Unacceptable Encumbrances from this sale and, in such event, the Purchase Price shall be reduced by the allocated Purchase Price for such Property (as set forth in Section 2.1(e) of this Agreement) (and the cash portion of the Purchase Price and the principal amount of the Note and the Mortgage shall be reduced pro rata), the definition of Properties shall not include such Property and neither party shall have any further rights, obligations or liabilities hereunder with respect to such Property, except as otherwise set forth herein.

                 6.2 Notwithstanding anything to the contrary set forth in this Section 6 or elsewhere in this Agreement, Sellers shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived in writing by Purchaser or to arrange for title insurance (at Sellers' cost and expense), with respect to those matters which are listed on Schedule "3", insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Properties; except that (A) Sellers shall satisfy mortgages, real estate taxes, assessments, monetary judgments against Sellers and any other liens that are liquidated in amount (collectively, "Liens") secured by or affecting the Properties which are Unacceptable Encumbrances and which can be satisfied by payment of liquidated amounts unless Sellers arrange for such Unacceptable Encumbrances to be omitted from Purchaser's fee title insurance policy, and (B) with respect to those matter which are listed in Schedule "3", Sellers shall arrange for title insurance (at Sellers' cost and expense) reasonably acceptable to Purchaser insuring against enforcement or collection of such Unacceptable Encumbrances. Without limiting the generality of the preceding provisions of this Section 6.2, for the purposes of this Agreement (including Sections 6.1 and 17.1), Sellers' failure or refusal to bring any action or proceeding, to make any payments or to otherwise incur any expense, except for
(A) Sellers' obligation to satisfy Liens which can be satisfied by payment of liquidated amounts as aforesaid and (B) Sellers' obligation to pay for title insurance insuring against enforcement or collection with respect to those matters which are listed on Schedule

"3", in order to eliminate Unacceptable Encumbrances not waived in writing by Purchaser, shall be deemed an inability of Sellers to eliminate such Unacceptable Encumbrances and shall not be a default by Sellers hereunder (willful or otherwise).


                 6.3 If on the Closing Date there may be any Liens or other encumbrances which Sellers must pay or discharge in order to convey to Purchaser such title as is herein provided to be conveyed, Sellers may use any part of the cash balance portion of the Purchase Price to satisfy the same, provided:

                        (a) Sellers shall deliver to Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record and omit the same from the Purchaser's fee title insurance policy together with the cost of recording or filing said instruments; or

                        (b) Sellers, having made arrangements with the Title Company, shall deposit with said company sufficient monies acceptable to said company to insure the obtaining and the recording of such satisfactions and the omitting of same from Purchaser's fee title insurance policy.

The existence of any such Liens or other encumbrances shall not be deemed objections to title if Sellers shall comply with the foregoing requirements.

                 6.4 Purchaser, if request is made by Sellers two (2) business days prior to the Closing, agrees to provide at the Closing separate unendorsed certified or official bank checks payable to the order of such parties as are designated by Sellers and drawn on or by a Clearing House Bank, aggregating not in excess of the outstanding amount of the Purchase Price payable pursuant to Section 2.1(c), as apportioned, in order to facilitate the satisfaction or release of any Liens or other encumbrances. Similarly, at Sellers' election, unpaid Liens for taxes, water and sewer charges and assessments, which are the obligation of Sellers to satisfy and discharge, shall not be objections to title if the same are omitted from Purchaser's fee title insurance policy, but the amount thereof, plus interest and penalties thereon, if any, computed to the third (3rd) business day after the Closing Date, shall be deducted from the Purchase Price payable pursuant to Section 2.1(c) and shall be allowed to Purchaser, subject to the provisions for apportionment of taxes, water and sewer charges and assessments contained herein.

                 6.5 If on the Closing Date there shall be conditional bills of sale, chattel mortgages or security interests filed against any of the Properties, the same shall not constitute objections to title provided that the Title Company omits the same from the owner's fee title insurance policy and Sellers execute and deliver an affidavit to the effect either (a) that the personal property covered by said conditional bills of sale, chattel mortgages, or security interests is no longer in or on such Properties, or (b) if such personal property is still in or on such Properties, that it has been fully paid for (and Sellers provide reasonable proof thereof to Purchaser), or (c) that such personal property is the property of a tenant of such Properties.

                 6.6 Any franchise or corporate tax open, levied or imposed against Sellers or other owners in the chain of title that may be a Lien on the Closing Date, shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Title Commitment.

                 6.7 If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Sellers, Sellers will deliver to Purchaser and the Title Company an affidavit stating that such judgments, bankruptcies or other returns are not against Sellers, whereupon, provided the Title Company omits such returns as exceptions to title or provides affirmative coverage with respect to those matters which are listed on Schedule "3", such returns shall not be deemed an objection to title.

         Section 7.     The Note and Mortgage

                 7.1 The Note shall be in the form attached hereto as Exhibit "A" and the Mortgage shall be in the form attached hereto as Exhibit "B". Whether the Note and Mortgage shall be composed of a single note and mortgage or a series of notes and mortgages shall be at Sellers' election in its sole and absolute discretion, as shall be the decision of whether each such mortgage shall cover one, all or some of the Properties.

                 7.2 In addition to delivery of the Note and Mortgage, Purchaser shall execute, deliver and/or provide to Sellers the following in connection with the Note and Mortgage and as conditions to Closing, all of which shall be in form and substance to Sellers' satisfaction, in Sellers' sole and absolute discretion:

                        (a) A Loan and Security agreement (the "Loan Agreement") in the form of Exhibit "C" annexed hereto.

                        (b) A Hazardous Material Indemnification Agreement issued by Purchaser to the Sellers in the form of Exhibit "D" annexed hereto.

                        (c) A mortgagee's title insurance policy or policies in the amount of the Mortgages insuring the Mortgages issued by the Title Company subject only to the Permitted Encumbrances (which shall include the existing financing set forth on Schedule "3A"), and including such affirmative insurance, endorsements and reinsurance agreements as are in effect with respect to the existing financing.

                        (d) Such other instruments, documents, certificates and other items which are required to be delivered to Sellers by the Mortgage and Loan Agreement.

         Section 8.     Representations and Warranties

                 8.1    (a)    Sellers represent and warrant to Purchaser as
follows:

                               (i)     Each Seller is a duly formed and validly
existing limited partnership organized under the laws of the State of Delaware and is qualified under the laws of the State where each Seller is required by law to be qualified.

                               (ii)    Sellers have the full legal right, power
and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Sellers (or any of them) pursuant to this Agreement (collectively, "Sellers' Documents"), to consummate the transaction contemplated hereby, and to perform their obligations hereunder and under Sellers' Documents.

                               (iii)   This Agreement and Sellers' Documents do
not and will not contravene any provision of the partnership agreement of any of the Sellers, any judgment, order, decree, writ or injunction issued against Sellers (or any of them), or any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, "Laws") applicable to Sellers (or any of them). The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Sellers (or any of them) under any agreement to which Sellers (or any of them) or any of their assets are subject or bound and will not result in a violation of any Laws applicable to Sellers (or any of them).

                               (iv)    Sellers have not entered into any and, to
Sellers' knowledge, there are no, leases, licenses or other occupancy agreements affecting any portion of the Properties (collectively, the "Leases") on the date hereof, except for the Leases listed in Schedule "4" annexed hereto and made a part hereof. Except as set forth in Schedule "4", there are no other material written agreements with any of the tenants other than those included in the Leases.

                               (v)     Except as set forth on Schedule "5" there
are no pending actions, suits, proceedings or investigations to which Sellers (or any of them) are (is) a party before any court or other governmental authority with respect to the Properties or, to Sellers' knowledge, any other pending actions, suits or proceeding against or with respect to the Properties.

                               (vi)    To Sellers' knowledge, (a) all required
certificates of occupancy for the Properties have been issued, and (b) Sellers have received no written notice that any of the certificates of occupancy have been suspended or revoked or will not be renewed.

                               (vii)   To Sellers' knowledge, there are no
pending assessment or assessments due and payable prior or subsequent to Closing other than as reflected in Purchaser's fee title insurance policy.

                               (viii)  Attached hereto as Schedule "6" (the
"Rent Roll") is a true, complete and accurate listing of (I) the rental amounts being billed on the date appearing on the Rent Roll by the property manager, which rents are the rents currently being collected except to the extent of arrearages as shown, (II) the rental arrearages for each of the tenants as of the date indicated on the Rent Roll and (III) the security deposits plus accrued interest being held by Sellers.

                               (ix)    Sellers have no knowledge of any offset,
defense, claim, or counterclaim to payment of the rents currently being collected and, except as set forth in Schedule "7" and the Rent Roll, Sellers have not granted any abatements or concessions to rent under the Leases and, to Sellers' knowledge, Sellers' predecessor did not grant any abatements or concessions to rent or allowances which are currently or will be in the future in effect.

                               (x)     To Sellers' actual knowledge (without the
limitation that knowledge be limited to the person(s) described at the end of this Section 8.1(a)), Sellers own the fee simple title to the Properties, it being understood and agreed that notwithstanding such representation and warranty, Sellers, except as otherwise set forth in this Agreement, are conveying the Properties to Purchaser without representation, warranty or recourse as to the state of title.

                               (xi)    Except as set forth in the Leases,
Sellers have not granted and, to Sellers' knowledge, none of the Properties are subject to, (I) any option or right of first refusal pursuant to which any other party has any right to purchase or lease any interest in the Properties or (II) any extension, renewal, expansion or cancellation option with respect to the Leases.

                               (xii)   To Sellers' knowledge, none of the
tenants are subject to a bankruptcy filing other than those listed on Schedule "8" annexed hereto and made a part hereof.

                               (xiii)  There are no employees employed by
Sellers at the Properties.

                               (xiv)   Except as set forth in Schedule "9",
Sellers have not entered into any, and, to Sellers' knowledge, there are no material service contracts, including brokerage and management agreements, benefiting or burdening the Properties (collectively, the "Contracts") on the date hereof. Except as set forth in Schedule 9, there are no leasing commissions due or payable in respect of the Leases. True and complete copies of the Contracts have been delivered to Purchaser to the extent that such Contracts were entered into during Sellers' period of ownership and, to Sellers' knowledge, true and complete copies of the Contracts have been delivered to Purchaser to the extent that such Contracts were entered into during Sellers' predecessors periods of ownership. Except as set forth in Schedule "10", Sellers have neither given nor received any written notice of default under the Contracts and Sellers have no knowledge of any material defaults under any such Contracts.

                               (xv)    To Sellers' knowledge, Sellers have
received no written notice that any of the tenants intend to vacate the Properties other than those listed on Schedule "11" annexed hereto and made a part hereof.

                               (xvi)   There are no condemnation proceedings
pending against all or part of the Properties and Sellers have not received any written notice of any threatened condemnation of all or part of the Properties.

                               (xvii)  Except as set forth in Schedule "12",
Sellers have neither given nor received any written notices of default under the Leases and Sellers have no knowledge of any monetary default or of any nonmonetary default (other than of a de minimus nature) under the Leases.

                               (xviii) True and complete copies of the Leases,
to the extent that such Leases were entered into during Sellers' period of ownership, have been delivered to Purchaser and, to Sellers' knowledge, true and complete copies of the Leases, to the extent that such Leases were entered into during Sellers' predecessors periods of ownership, have been delivered to Purchaser.

                               (xix)   Attached hereto as Schedule "13" is a
listing of the casualty insurance which Sellers currently maintain for the Properties (the "Insurance"). To Sellers' knowledge, the Insurance is in full force and effect and Sellers have received no written notice of termination of the Insurance.

                               (xx)    Sellers have delivered to Purchaser
copies of the environmental and engineering reports listed on Schedule "14" attached hereto (collectively, "Sellers' Reports").

                               (xxi)   Sellers have received no written notice
that the Properties violate any federal, state or local law other than those violations, if any, reflected in Sellers' Reports and in Purchaser's environmental and engineering reports delivered to Sellers and listed on attached Schedule "14" (collectively, "Purchaser's Reports").


                               (xxii)  Except as set forth on Schedule "15",
there are no tax certiorari proceedings pending with respect to the Properties.

                               (xxiii) Sellers have not received any written
notice by any governmental authority or the United States government or any other party during Sellers' period of ownership that the Properties violate any Environmental Laws (as defined below) other than as reflected in Purchaser's Reports and Sellers' Reports. The term "Environmental Laws" shall mean all statutes specifically described in the immediately following sentence and all applicable federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials (as defined below). The term "Hazardous Materials" shall mean with respect to any Property any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority where the applicable Property is located, the State where the applicable Property is located, or the United States Government, including any material or substance which is (i) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of applicable state or local law, (ii) petroleum, (iii) asbestos,
(iv) polychlorinated biphenyl, (v) radioactive material, (vi) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. Section 1317), (vii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), or (viii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601).

         The Leases and certain other Property Information (as hereinafter defined) have been delivered or otherwise made available to Purchaser and, by accepting the Deeds, Purchaser acknowledges its receipt and acceptance or the availability to it thereof and that Purchaser has reviewed the same to its satisfaction. To the extent the copies of the Leases delivered by Sellers to Purchaser contain provisions or information that are inconsistent with the information contained on the Schedule of Leases (attached as Schedule "4"), such information shall be deemed modified to the extent necessary to eliminate such inconsistencies and to conform the information contained in such Schedule to the provisions or information set forth in the Leases. As used in this Agreement, the words "Sellers' knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Sellers after, and based solely upon, making inquiry of David Rudnick, Bennett Borko and Christopher Hagens, without such persons having any obligation to make an independent inquiry or investigation. Sellers represent that such persons are the individuals charged with the responsibility for management of the Properties.

                        (b) If at or prior to the Closing, (i) Purchaser shall acquire actual knowledge (whether through its own efforts, by notice from Sellers or otherwise) that any of the representations or warranties made herein by Sellers are untrue, inaccurate or incorrect and shall give Sellers notice thereof at or prior to the Closing, or (ii) Sellers shall notify Purchaser that a representation or warranty made herein by Sellers is untrue, inaccurate or incorrect, then (I) if such breach of representation or warranty results in a Cost (as defined below) which would reduce net operating income for the Property in an amount equal to or less than $18,000 for any Property, and such breach of representation or warranty is not cured or corrected by Sellers on or before the Closing Date then, Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price; (II) if such breach of representation or warranty results in a Cost which would reduce the net operating income for the Property in an amount greater than $18,000 but equal to or less than $100,000 for any Property and such breach of representation or warranty is not cured or corrected by Sellers on or before the Closing Date then Purchaser shall nevertheless be deemed to, and shall, waive such misrepresentation or breach of warranty and shall consummate the transactions contemplated hereby but with a reduction of or credit against the Purchase Price in the amount equal to the First Percentage (as hereinafter defined) of the Loss (as hereinafter defined) resulting therefrom; and (III) if such breach of representation or warranty results in a Cost which would reduce the net operating income for the Property in an amount greater than $100,000 for any Property and such breach of representation or warranty is not cured or corrected by Sellers on or before the Closing Date, then Purchaser shall elect either (x) to waive such breach of representation or warranty and consummate the transactions contemplated hereby but with a reduction or credit against the Purchaser Price in the amount equal to the Second Percentage (as hereinafter defined) of the Loss resulting therefrom, or
(y) to exclude the Property with such Cost from the sale and, in such event, the Purchase Price shall be reduced by the allocated Purchase Price for such Property (as set forth in Section 2.1(e) of this Agreement) (and the cash portion of the Purchase Price and the principal amount of the Note and the Mortgage shall be reduced pro rata), the definition of Properties shall not include such Property and neither party shall have any further rights, obligations or liabilities hereunder with respect to such Property, except as otherwise set forth herein. "First Percentage" means the percentage determined by dividing (A) the amount determined by subtracting $18,000 from the Cost by
(B) the Cost. "Second Percentage" means the percentage determined by dividing
(X) $82,000 by (Y) the Cost. Purchaser's "Cost" means the decrease in the net operating income for any of the Properties caused by or resulting from or arising out of the untruth, inaccuracy, or incorrectness of any of Sellers' representations and warranties in this Agreement to the extent such decrease in net operating income is not properly reimbursable by tenants. Purchaser's "Loss" (i.e., the reduction in the net operating income from what such income would have been had such representation or warranty not been untrue, inaccurate, or incorrect), shall be calculated as follows: If such Cost would adversely affect the calculation of net operating income only for the time period ending on the first anniversary of the Closing Date, then Purchaser's Loss shall be the amount that net operating income would be decreased as a result of such Cost; if such Cost would adversely affect the calculation of net operating income only for one 12- month period ending after the first anniversary of the Closing Date, then Purchaser's Loss shall be calculated by discounting such Cost at a 12% discount rate and the Purchase Price will be reduced by the amount that net operating income would be reduced as a result of such discounted Cost; if such Cost would adversely affect the calculation of net operating income for the time period ending after the first anniversary of the Closing Date and for more than one 12-month period after such first anniversary, then Purchaser's Loss shall be calculated by capitalizing such Cost (at the rate of 10%) and Purchaser's Loss shall be remedied in one of the following two manners, at Sellers' option: either (i) the Purchase Price shall be reduced by the amount of such capitalized cost, or (ii) Purchaser and Sellers shall enter into a Master Lease providing Purchaser the net operating income that Purchaser would have received but for such Cost and on all other terms reasonably acceptable to both Purchaser and Sellers. Purchaser acknowledges and agrees that (i) at or prior to the Closing, Purchaser's rights and remedies in the event any of Sellers' representations or warranties made in this Agreement are untrue, inaccurate or incorrect shall be only as provided in this Section 8.1(b), and (ii) if the Closing as to any Property or Properties does not occur because of Purchaser's exclusion thereof, Purchaser hereby expressly waives, relinquishes and releases all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages from Sellers) as a result of any of Sellers' representations or warranties made in this Agreement being untrue, inaccurate or incorrect as to such Property or Properties.

                 As used in this Agreement, the words "Purchaser's actual knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imported or constructive) knowledge of Purchaser after, and based solely upon, making inquiry of Purchaser's principal(s) and its counsel, without such person(s) having any obligation to make an independent inquiry or investigation.

                 The provisions of this Section 8.1(b) shall survive the Closing, except that the immediately following provisions shall survive the Closing for only 180 days. Sellers and Purchaser agree that if the tenant estoppels which Sellers distributed to certain tenants prior to Closing and the estoppels that Purchaser will deliver to certain other tenants post-Closing show offset rights or claims or defenses that would result in a Cost and which offset rights or claims or defenses relate to the time period prior to Closing or affect future rent obligations and both Sellers and Purchaser reasonably agree in good faith that such offsets or claims or defenses are bona fide, then, in such event, such agreed upon offsets and claims and defenses will be treated in the same manner as a Cost. If the parties fail to agree on which offsets or claims or defenses are bona fide and such disagreement continues for 60 days then, in such event, the parties shall submit the dispute to the American Arbitration Association ("AAA") or its successor for arbitration in the City of New York in accordance with the rules and regulations for commercial matters. The determination of the arbitrator shall be final and binding upon the parties. All fees payable to the AAA and/or the arbitrator shall be divided evenly between Purchaser and Sellers, and all other fees and expenses incurred by Sellers in connection with the resolution of such dispute shall be paid for by Sellers and all other fees and expenses incurred by Purchaser in connection with the resolution of such dispute shall be paid for by Purchaser.

                        (c)    In the event the Closing occurs:

                               (i)     Notwithstanding anything contained in
Section 8.1(b) or elsewhere in this Agreement to the contrary (except in the case or cases where Purchaser notified Sellers or Sellers notified Purchaser in writing prior to Closing of any untrue, inaccurate or incorrect information, representation or warranty and Purchaser either elected or was required to close, in which case or cases the remedies of Section 8.1(b) shall apply), Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Sellers for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of Sellers' representations or warranties being untrue, inaccurate or incorrect if
(A) Purchaser had actual knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and Purchaser nevertheless closes title hereunder, or (B) Purchaser's Loss as a result of such representation or warranty being untrue, inaccurate or incorrect is less than $150,000 in the aggregate.

                               (ii)    Notwithstanding anything contained herein
to the contrary, if the Closing shall have occurred and to the extent Purchaser shall not under the immediately preceding subparagraph (i) have waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, the aggregate liability of Sellers to Purchaser for Purchaser's Loss by reason or as a result of the untruth, inaccuracy, or incorrectness of any of the representations and warranties of Sellers in this Agreement and/or by reason of any bona fide (as agreed to between Sellers and Purchaser or as determined by an Arbitrator as aforesaid) tenant offset rights, claims, or defenses disclosed in tenant estoppel letters delivered after the date hereof shall not exceed $5,000,000.

                               (iii)   The representations and warranties of
Sellers set forth in Section 8.1(a) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date). The representations and warranties (whether express or implied) of Sellers set forth in Section 8.1(a) and elsewhere in this Agreement and/or the Sellers' Documents (including the Deeds and the Assignment Agreement) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one hundred eighty (180) days following the Closing Date (except for the representations and warranties of Sellers set forth in Section 8.1(a)(i), (ii) and (iii) which shall survive without limitation except as provided by statute of limitation periods), and no action or claim based thereon shall be commenced or submitted after such period and any attempt to do so shall be null and void.

                 8.2    (a)    Purchaser represents and warrants to Sellers as
follows:

                               (i)     Purchaser is a duly formed and validly
existing corporation organized under the laws of the State of New York and is in good standing under the laws of the State where each of the Sellers is required by law to be qualified.

                               (ii)    Purchaser has the full legal right,
power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under Purchaser's Documents.

                               (iii)   This Agreement and Purchaser's Documents
do not and will not contravene any provision of the Certificate of Incorporation or the By-Laws of Purchaser, any judgment, order, decree, writ or injunction issued against Purchaser, or any provision of any Laws applicable to Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Purchaser under any agreement to which Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Purchaser.

                               (iv)    There are no pending actions, suits,
proceedings or investigations to which Purchaser is a party before any court or other governmental authority which may have an adverse impact on Purchaser's ability to consummate the transactions contemplated hereby.

                        (b) The representations and warranties of Purchaser set forth in Section 8.2(a) and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive the Closing without limitation except for statutory limitation periods.

         Section 9.     Costs of Transaction

                 Sellers shall be responsible for (a) Sellers' legal fees attributable to the transfer of the Properties to, and the financing of the Properties for, Purchaser (including preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein), (b) Purchaser's fee title insurance premiums, fees and expenses and the Cost of customary affirmative insurance and endorsements for the state in which the Property is located and (c) any transfer or sales taxes imposed by the states where each of the Properties is located in connection with the transfer of the Property to Purchaser. Purchaser shall be responsible for (a) mortgagee's title insurance premiums, fees and expenses and the cost of affirmative insurance and endorsements for the state in which the Property is located as required herein,
(b) engineering, inspection, preparation of due diligence reports and other due diligence expenses, (c) recording fees (exclusive of transfer taxes), and (d) Purchaser's legal fees attributable to the acquisition of the Properties, and the financing of the Properties, from Sellers, including all costs and expenses required to be paid by Purchaser, as borrower, in the Loan Agreement.

         Section 10.    Conditions Precedent to Closing

                 10.1 Purchaser's obligation under this Agreement to purchase the Properties is subject to the fulfillment of each of the following conditions, subject, however, to the provisions of Section 10.3:

                        (a) The representations and warranties of Sellers contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date (subject to the provisions of Section 8.1(b));

                        (b) Sellers shall be ready, willing and able to deliver title to the Properties in accordance with the terms and conditions of this Agreement;

                        (c) The Title Company is ready, willing and able to issue fee title insurance to Purchaser in accordance with the terms and conditions of this Agreement at the Title Company's standard rates; and

                        (d) Sellers shall have delivered all the documents and other items required pursuant to Section 11, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing.

                 10.2 Sellers' obligation under this Agreement to sell the Properties to Purchaser is subject to the fulfillment of each of the following conditions, subject, however to the provisions of Section 10.3:

                        (a) the representations and warranties of Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date;

                        (b) Purchaser shall have delivered to Sellers the funds required hereunder;

                        (c) Purchaser shall have executed and delivered to Sellers the Note, the Mortgage and all other documents required by Section 7 and/or the Note and the Mortgage;

                        (d) Purchaser shall have delivered to Sellers all the documents to be executed by Purchaser set forth in Section 12 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing;

                        (e) On or prior to Closing Date, (i) Purchaser shall not have applied for or consented to the appointment of a receiver, trustee or liquidator for itself or any of its assets unless the same shall have been discharged prior to the Closing Date, and no such receiver, liquidator or trustee shall have otherwise been appointed, unless same shall have been discharged prior to the Closing Date, (ii) Purchaser shall not have admitted in writing an inability to pay its debts as they mature, (iii) Purchaser shall not have made a general assignment for the benefit of creditors, (iv) Purchaser shall not have been adjudicated a bankrupt or insolvent, or had a petition for reorganization granted with respect to Purchaser, or (v) Purchaser shall not have filed a voluntary petition seeking reorganization or an arrangement with creditors or taken advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law or statute, or filed an answer admitting the material allegations of a petition filed against it in any proceedings under any such law, or had any petition filed against it in any proceeding under any of the foregoing laws unless the same shall have been dismissed, canceled or terminated prior to the Closing Date; and

                 10.3   (a)    In the event that any condition contained in
Section 10.1 is not satisfied, subject to Section 6.1(b), Section 6.2, Section 8.1(b), Section 16.1, Section 16.2 and Section 17.1, Purchaser shall have as its sole remedy hereunder the right to elect to (a) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (b) exclude the Property which fails to satisfy the condition in Section 10.1 from this sale and, in such event, the Purchase Price shall be reduced by the allocated Purchase Price for such Property (as set forth in Section 2.1 (e) of this Agreement) (and the cash portion of the Purchase Price and the principal amount of the Note and the Mortgage shall be reduced pro rata), the definition of Properties shall not include such Property and neither party shall have any further rights, obligations or liabilities hereunder with respect to such Property, except as otherwise set forth herein.

                        (b) In the event that any condition in Section 10.2 is not satisfied, sellers shall have as their sole remedy hereunder the right to elect either (a) to waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (b) terminate this Agreement and retain or recover the Downpayment as liquidated damages and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein and except that Purchaser shall be entitled to a return of the Fund subject to Section 24 with respect to such Property.

                        (c) Nothing contained in this Section 10.3 shall be construed so as to grant any party any right to terminate this Agreement in whole or in part or the right to exclude any Property from this sale unless such party is expressly entitled to such right hereunder.

         Section 11.    Documents to be Delivered by Sellers at Closing

                 11.1 At the Closing, each Seller shall execute, acknowledge and/or deliver (or cause to be delivered), as applicable, the following to Purchaser or the Title Company:

                        (a) A special warranty deed (collectively the "Deeds") conveying title to the Property owned by each such Seller in the form of Exhibit "E" annexed hereto and made a part hereof, but with such changes as are required by the laws of the applicable jurisdiction.

                        (b) An Assignment and Assumption of Leases and Security Deposits in the form of Exhibit "F" annexed hereto and made a part hereof assigning without warranty or representation each such Seller's right, title and interest in and to the Leases, all guarantees thereof and the security deposits thereunder in each such Seller's possession (the "Lease Assignment").

                        (c) An Assignment and Assumption of Contracts, Licenses and Building Plans in the form of Exhibit "G" annexed hereto and made a part hereof (the "Contract and License Assignment") assigning each such Seller's right, title and interest in and to (i) all of the assignable licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to each such Seller's Property by any governmental authority (collectively, the "Licenses") (ii) all assignable purchase orders, equipment leases, advertising agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts relating to the operation of each such Seller's Property to the extent Purchaser has agreed to assume same and (iii) all building plans and specifications and guarantees and warrantees for any real or personal property being transferred pursuant to this Agreement.

                        (d) The Assignment and Assumption of Intangible Property in the form of Exhibit "H" annexed hereto and made part hereof assigning all of Seller's right, title and interest, if any, in and to all intangible property owned by each such Seller with respect to the operation of the Properties listed on Schedule "16" annexed hereto and made a part hereof, including any trade name for the Properties (the "Intangible Property Assignment") (the Lease Assignment, the Contract and License Assignment and the Intangible Property Assignment are herein referred to collectively as the "Assignment Agreement").

                        (e) A good, unendorsed certified or official bank check drawn on or by a Clearing House Bank payable to the order of Purchaser, or a credit to Purchaser against the Purchase Price, in the aggregate amount of such security deposits and accrued interest thereon payable to tenants which are in the possession of or received by each such Seller. With respect to any lease securities which are other than cash, each such Seller shall execute and deliver to Purchaser at the Closing or thereafter on request of Purchaser any appropriate instruments of assignment or transfer (and Sellers shall pay or credit Purchaser for any necessary transfer fees in connection therewith) without warranty or representation that such security may be converted to cash.

                        (f) A bill of sale in the form of Exhibit "I" annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to Purchaser all right, title and interest of each such Seller in and to all Personal Property (it is agreed that no portion of the Purchase Price has been allocated to, or is otherwise attributable to, the Personal Property).

                        (g) Notices to the tenants of the Properties in the form of Exhibit "J" annexed hereto and made a part hereof advising the tenants of the sale of the Properties to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct.

                        (h) Copies of the resolutions of the general partner of each Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement to be undertaken by such Seller certified as true and correct by the Secretary or Assistant Secretary of such Seller.

                        (i) Possession of the Properties, subject only to the Permitted Encumbrances, Leases and any Unacceptable Encumbrances waived in writing by Purchaser; and, to the extent in Sellers' possession and not already located at the Properties, keys to all entrance doors to, and equipment and utility rooms located in, the Properties.

                        (j) To the extent in Sellers' possession and not already located at the Properties, all Licenses.

                        (k)    The Transfer Tax Returns, if any.

                        (l) A "FIRPTA" affidavit sworn to by Sellers in the form of Exhibit "K" annexed hereto and made a part hereof. Purchaser acknowledges and agrees that upon Sellers' delivery of such affidavits, Purchaser shall not withhold any portion of the Purchase Price pursuant to
Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                        (m) All files, records, plans and specifications in Sellers' possession relating to the construction, maintenance, operation and leasing of the Properties and not previously delivered to Purchaser.

                        (n) An affidavit that from and after the date each such Seller acquired its Property that there has been no change to the "footprint" of the improvements on such Property other than those set forth on a schedule attached to such affidavit. If the most recent survey for each Property is dated prior to the date of each Seller's acquisition thereof, then an affidavit to recite to each Seller's knowledge that no changes (other than those set forth on an attached schedule) were made to the "footprint" of the improvements on the Properties between the date of such survey and the date of Seller's acquisition.

                        (o) Estoppel certificates in the form attached hereto from tenants listed on Schedule "17" attached hereto and made a part hereof; provided, however, that failure of Sellers to obtain the estoppels in the form attached hereto or otherwise shall not be a default hereunder.

                        (p)    The Management Agreement.

                        (q) Copies of the Leases and, to the extent in Sellers' possession, original, executed counterparts of such Lease.

                        (r) Copies of the Contracts which Purchaser agrees to assume (and to the extent in Sellers' possession, originals of such Contracts).

                        (s)    AREIF Environmental Indemnity re: Nebraska.

                        (t)    AREIF Indemnity re: Consents.

                        (u)    AREIF Indemnity re: Financing Document
Discrepancies.

                        (v)    Repair and Replacement Agreement.

                        (w) All other documents Sellers are required to deliver pursuant to the provisions of this Agreement.

                 11.2 To the extent that the copies of the Leases delivered to Purchaser pursuant to Section 11.1(q) were not executed counterparts, Sellers, on or before 60 days after the Closing, shall deliver to Purchaser (i) for each such Lease that it entered into, a certificate duly acknowledged, representing that the applicable Seller has been unable to locate the original and that annexed is a true and complete copy, and (ii) for each such Lease that the applicable Seller's predecessor entered into, a certificate, duly acknowledged, representing to such Seller's knowledge, that such Seller has been unable to locate the original and that annexed is a true and complete copy.

         Section 12.    Documents to be Delivered by Purchaser at Closing

                 12.1 At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Sellers:

                        (a) The cash portion of the Purchase Price payable at the Closing pursuant to Section 2(c), subject to apportionments, credits and adjustments as provided in this Agreement.

                        (b) The Note and Mortgage and all other documents required by Section 12 and/or by the terms of the Mortgage or the Loan Agreement.

                        (c)    The Bills of Sale.

                        (d) If Purchaser is a corporation, (i) copies of the certificate of incorporation and by-laws of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (ii) a good standing certificate issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; (iii) a good standing certificate issued in all jurisdictions where Purchaser is required by law to be in good standing in order to hold title to a Property, dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

                        (e)    The Assignment Agreement.

                        (f)    The Transfer Tax Returns, if any.

                        (g)    The Management Agreement.

                        (h) All other documents Purchaser is required to deliver pursuant to the provisions of this Agreement.

         Section 13.    Operation of the Properties

                 13.1 Between the date hereof and the Closing Date, Sellers agree to continue to operate and manage the Properties in substantially the same manner as they did prior to the execution and delivery of this Agreement including preserving the good will of all suppliers and tenants. In connection therewith:

                        (a)    (i)     Sellers may not modify, extend, renew,
cancel, terminate or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Properties without Purchaser's consent, and if such consent is requested, such consent shall not be unreasonably withheld and shall be given or denied, with the reasons for any such denial, within the applicable period specified in Section 13.1(a)(iv).

                               (ii)    If Sellers enter into any permitted new
Leases, or if there is any permitted extension or renewal of any Leases, whether or not such Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "New Lease"), Sellers shall keep accurate records of all expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease, including, without limitation, the following:
(A) brokerage commissions and fees relating to such leasing transaction, (B) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (C) the cost of removal and/or abatement of asbestos or other hazardous or toxic substances located in the demised space, (D) reimbursements to the tenant for the cost of any of the items described in the preceding clauses (B) and (C), (E) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (F) rent concessions relating to the demised space provided the tenant has the right to take possession of such demised space during the period of such rent concessions, and (G) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Properties).

                               (iii)   The New Lease Expenses for each New Lease
allocable to and payable by Sellers shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New Lease commencing on the date on which the tenant thereunder shall have commenced to pay fixed rent ("Rent Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Rent Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by Purchaser. For purposes of this Section 13.1(a)(iii), the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be (A) in the case of a renewal or extension (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the first date during such renewal or extension period after the originally scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent, (B) in the case of an expansion (whether effective prior to or after the Closing, or in the form of an option exercisable in the future), the date on which the tenant under such Lease commences to pay fixed rent for the additional space, and (C) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. At the Closing, Purchaser shall reimburse Sellers for all New Lease Expenses theretofore paid by Sellers, if any, in excess of the portion of the New Lease Expenses allocated to Sellers pursuant to the provisions of the preceding sentence. The provisions of this Section 13.1(a)(iii) shall survive the Closing.

                               (iv)    With respect to any request for consent
by Sellers to be submitted to Purchaser for its consent pursuant to Section 13.1(a)(i) (which consent shall be accompanied by related term sheets and other supporting information in reasonable detail relating to the requested action), Purchaser shall consent or deny its consent, with the reasons for any such denial, within the following ten (10) business days. If notice of any denied consent is not received, Purchaser's consent shall be deemed to have been granted.

                        (b) Subject to obtaining Purchaser's required consent under Section 13.1(a) (i), Sellers reserves the right, but are not obligated, to institute summary proceedings against any tenant or terminate any Lease as a result of a default by the tenant thereunder prior to the Closing Date. Sellers make no representations and assumes no responsibility with respect to the continued occupancy of the Properties or any part thereof by any tenant. The permitted removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser. Further, Purchaser agrees that it shall not be grounds for Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

                        (c) Sellers shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) any Contracts, or enter into any new Contract without Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, Purchaser shall promptly give Sellers a notice stating the reasons therefor; provided, however, that Purchaser's consent shall not be required to the aforestated actions with the exception of cancellation if such Contract may be terminated at any time on not more than thirty (30) days' prior notice by Sellers, or its successor, without the payment of a penalty.

                        (d) Sellers will keep in force and effect with respect to the Properties the casualty insurance policies currently carried by Sellers listed on Schedule "13" or policies providing similar coverage.

                        (e) From the date hereof until the Closing, Sellers shall not withdraw, settle or otherwise compromise any protest or reduction proceedings relating to the assessed valuation of the Properties for any tax year subsequent to the tax year in which the Closing occurs or the tax year in which the Closing occurs, without Purchaser's prior consent in each instance. Seller shall, at Closing, assign to Purchaser, without representation, warranty or recourse of any kind all of Sellers' right, title and interest (if any) in and to any then pending protests or reduction proceedings relating to the assessed valuation of the Properties for any fiscal tax year(s) in which the Closing occurs or subsequent to the respective tax years in which the Closing occurs, whereupon Purchaser shall be authorized to continue and control the progress of, and to make all decisions with respect to, any such proceedings. All net tax refunds and credits attributable to any tax year prior to the tax year in which the Closing occurs shall belong to and be the property of Sellers. All net tax refunds and credits attributable to any tax year subsequent to the tax year in which the Closing occurs shall belong to and be the property of Purchaser. All net tax refunds and credits attributable to the tax year in which the Closing occurs shall be divided between Sellers and Purchaser in accordance with the apportionment of taxes pursuant to the provisions of this Agreement, after deducting therefrom a pro rata share of all expenses, including, without limitation, counsel fees and disbursements and consultant's fees, incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in such proceeding and in any other proceeding simultaneously involved in the trial or settlement. Each party agrees to cooperate reasonably with the other party in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the other party, upon demand, of any relevant books and records, including receipted tax bills and canceled checks used in payment of such taxes in possession or control of the requesting party, the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such refund by the requesting party. All tax refunds to be paid to either party after the Closing as contemplated under this Section 13(e) shall be net of any amounts due tenants at the Building on account of any such tax refunds, and Sellers and Purchaser shall jointly determine such amount(s) (if any) due tenants and direct the Sellers' tax protest or certiorari counsel to deduct such amounts from the gross tax refund and forward the same to the appropriate tenant(s) prior to making any payment to Sellers or Purchaser (as the case may be). The provisions of this Section 13.1(e) shall survive the Closing.

                 13.2 With respect to the costs and expenses of work (including tenant improvement work) performed or to be performed to leased space which is to be either paid by landlord or reimbursed by landlord to tenants pursuant to any Lease, (including any pending Lease provided same is entered into) which is set forth on Schedule "7A" attached hereto, Sellers shall be responsible for such work and agree to perform and/or complete such work, or to cause such work to be performed and/or completed through Purchaser's manager (i.e., Century Management Company) or replacement manager if Purchaser's current manager is terminated, in accordance with the requirements of the applicable Leases. With respect to the above-described work, Sellers, as to each Property, shall carry insurance for liability, bodily and personal injury (including death) and property damage and workers compensation in form and amounts reasonably satisfactory to Purchaser. Sellers shall indemnify Purchaser for any losses caused by Sellers' failure to complete such tenant improvement work in accordance with such tenant's Lease and free of liens and all claims for unpaid charges. Sellers shall also remain responsible for all brokerage and leasing commissions relating to (A) the pending Leases described in Schedule "7A" and
(B) the Leases which are listed in Schedule "18", provided, however, Sellers shall not be responsible for brokerage and leasing commissions for options, extensions, renewals or expansions not exercised prior to the Closing Date. In connection with Sellers performing the above-described work, Purchaser shall reasonably cooperate with Sellers in providing Sellers with reasonable access to the Properties for purpose of carrying out such work. With respect to the above-described work, all such work shall be performed and completed in compliance with applicable Lease requirements and without unreasonable interference to the other tenants of the Properties (including their employees and invitees) and free of liens and unpaid claims. Any liens resulting from such work will be discharged by Sellers by payment or bonding with in 60 days unless sooner action is necessary to avert lien foreclosure. The provisions of this
Section 13.2 shall survive Closing.

                        13.3 Purchaser will in good faith review and determine the manner of compliance with the obligations of Seller under that certain Purchase Agreement, dated January 23, 1995, as amended, between AP II, as seller and Donald J. Nimz, as purchaser to use best efforts to extend the reciprocal cross-easement agreement referenced in Section 6 therein.

                        13.4 If the tenant known as J.C. Penney for certain vacant space located at Marysville Center Property fails to execute and deliver a lease to Sellers, Purchaser or the Initial Manager (or replacement manager) on or before _____________ on substantially the same terms as set forth above on Schedule "19", then, in such event, Sellers shall as tenant master lease (the "Master Lease") such premises from Purchaser on the terms and conditions set forth on Schedule "19". The Master Lease shall terminate at such time as J.C. Penney or another tenant enters into a lease with Purchaser on substantially the same terms and conditions set forth on Schedule "19". If Sellers enter into the Master Lease, Purchaser and Purchaser's leasing agent shall use reasonable efforts to lease the premises contemplated to be leased under the draft J.C. Penney lease to J.C. Penney or another tenant. In addition, Sellers shall have the unilateral right to sublease some or all of such premises on reasonable terms and conditions provided that the term is not longer than the term set forth in Schedule "19".

         Section 14.    As Is

                 14.1 Purchaser expressly acknowledges and agrees to accept title to the Properties on an "as-is-where-is and with all faults" basis except as otherwise provided herein.

                 14.2 Except for separate agreement(s) entered in writing by the parties hereto or their Affiliates contemporaneously herewith, this Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and Purchaser acknowledges, that neither Sellers nor any of Sellers' Affiliates, nor any of their agents or representatives, has made any representations or held out any inducements to Purchaser, and Sellers hereby specifically disclaim any representation, oral or written, past, present or future, other than those specifically set forth in
Section 8.1 and Section 15.1, or elsewhere herein. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, and neither Sellers nor any of Sellers' Affiliates, nor any of their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein, as to (a) the status of title to the Properties, (b) the Leases, (c) the Contracts, (d) the Licenses, (e) the current or future real estate tax liability, assessment or valuation of the Properties; (f) the potential qualification of the Properties for any and all benefits conferred by any Laws whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated; (g) the compliance of the Properties in its current or any future state with applicable Laws or any violations thereof, including, without limitation, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Properties' non-compliance, if any, with zoning Laws; (h) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (i) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Properties from any source, including, without limitation, any government authority or any lender; (j) the current or future use of the Properties; (k) the present and future condition and operating state of any Personal Property and the present or future structural and physical condition of the Buildings, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto; (l) the viability or financial condition of any tenant; (m) the status of the leasing market in which the Properties is located; or (n) the actual or projected income or operating expenses of the Properties.

                 14.3 Purchaser acknowledges that Sellers has afforded Purchaser the opportunity for full and complete investigations, examinations and inspections of the Properties and all Property Information. Purchaser acknowledges and agrees that (a) the Property Information delivered or made available to Purchaser and Purchaser's Representatives by Sellers or Sellers' Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of Sellers and/or any of Sellers' Affiliates; (b) neither Sellers nor any of Sellers' Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information, except for those items specifically covered by Sellers representations in Section 8; (c) except for those items specifically referenced in the schedules in Section 8, the Property Information delivered or made available to Purchaser and Purchaser's Representatives is furnished to each of them at the request, and for the convenience of, Purchaser; (d) Purchaser is relying solely on its own investigations, examinations and inspections of the Properties and those of Purchaser's Representatives and is not relying in any way on the Property Information furnished by Sellers or any of Sellers' Affiliates, or any of their agents or representatives (except those items specifically covered by Sellers representations in Section 8); (e) Sellers expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information (except those items specifically covered by Sellers representations in Section 8) and Purchaser releases Sellers and Sellers' Affiliates, and their agents and representatives, from any and all liability with respect thereto (except those items specifically covered by Sellers representations in Section 8); and (f) any further distribution of the Property Information is subject to Section 24.

                 14.4 Purchaser or anyone claiming by, through or under Purchaser, hereby fully and irrevocably releases Sellers and Sellers' Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against Sellers or Sellers' Affiliates, or their agents or representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to any construction defects, construction errors or omissions on or in the Properties, or any other construction related conditions (whether patent, latent or otherwise) affecting the Properties, except for (a) claims against Sellers based upon any representations, warranties, obligations or liabilities of Sellers expressly provided in this Agreement and (b) obligations that Sellers or their Affiliates have expressly retained or undertaken pursuant to separate agreement(s) entered in writing by the parties hereto or their Affiliates contemporaneously herewith. As a material covenant and condition of this Agreement, Purchaser agrees that in the event of any such construction defects, errors or omissions, or any other construction related conditions affecting the Properties, Purchaser shall look solely to Sellers' predecessors in interest or to such contractors and consultants as may have contracted for work in connection with the Properties for any redress or relief, except for claims against Sellers based upon any representations, warranties, obligations or liabilities of Sellers expressly provided in this Agreement. Purchaser further understands that some of Sellers' predecessors in interest or such contractors and consultants may have filed petitions under the bankruptcy code and Purchaser may have no remedy against such predecessors, contractors or consultants.

                 14.5 Purchaser acknowledges that it has inspected the Properties, is acquainted with and accepts their condition, and has reviewed, to the extent necessary in its discretion, all the Property Information. Sellers shall not be liable or bound in any manner by any oral or written "setups" or information pertaining to the Properties or the rents furnished by Sellers (except as represented herein), Sellers' Affiliates, their agents or representatives, any real estate broker, or other person.

                 14.6 The provisions of this Section 14 shall survive the termination of this Agreement and the Closing.

         Section 15.    Broker

                 15.1 Purchaser and Sellers represent and warrant to the other that it or they, as the case may be, have not dealt with any broker in connection with the Property and the transactions described herein. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party.

                 15.2 The obligations and representations and warranties contained in this Section 15 shall survive the termination of this Agreement and the Closing.

         Section 16.    Casualty; Condemnation

                 16.1 Damage or Destruction: If a "material" part (as hereinafter defined) of any Property is damaged or destroyed by fire or other casualty, Sellers shall notify Purchaser of such fact and, except as hereinafter provided, Purchaser shall have the option to not include such Property in the sale and, in such event, the Purchase Price shall be reduced by the allocated Purchase Price for such Property (as set forth in Section 2.1(e) of this Agreement), the definition of Properties shall not include such Property and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. If Purchaser elects to waive its aforementioned option or there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of a Property, Purchaser shall close title as provided in this Agreement and, at the Closing, Sellers shall, unless Sellers has repaired such damage or destruction prior to the Closing, (A) pay over to Purchaser the proceeds of any insurance collected by Sellers less the amount of all costs incurred by Sellers in connection with the repair of such damage or destruction, and (B) assign and transfer to Purchaser all right, title and interest of Sellers in and to any uncollected insurance proceeds which Sellers may be entitled to receive from such damage or destruction (Sellers shall bear the cost of any applicable insurance deductible). A "material" part of a Property shall be deemed to have been damaged or destroyed if (a) the cost of repair or replacement shall be 2% or more of the allocated Purchase Price of such Property, as such cost is reasonably estimated by an independent engineer selected by Sellers and reasonably approved by Purchaser, or (b) one or both of the two largest tenants at the damaged Property irrevocably terminates or is entitled to terminate their lease.

                 16.2 Condemnation: If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of any Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Sellers shall notify Purchaser of such fact and the Purchaser shall have the option to not include such Property in the sale and, in such event, the Purchase Price shall be reduced by the allocated Purchase Price for such Property (as set forth in Section 2.1(e) of this Agreement), the definition of Properties shall not include such Property and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein. If Purchaser elects to waive its aforementioned option, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of a Property is taken by eminent domain or condemnation, at the Closing Sellers shall assign and turnover, and Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of a Property means (i) any portion of the shopping center building, (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required or the minimum required by the leases of one or both of the two largest tenants, or (iii) such taking materially interferes with ingress thereto or egress therefrom.

                 16.3   Notwithstanding anything contained in Section 16.1 and
Section 16.2 to the contrary, if Purchaser elects not to exclude a Property from the sale as provided in Section 16.1 or Section 16.2 and the insurance, eminent domain or condemnation proceeds payable with respect to the Properties as a result of any casualty or taking exceeds the Purchase Price, Sellers' obligation to pay over to Purchaser those proceeds paid to Sellers prior to the Closing shall be limited to the amount of the Purchase Price plus 50% of the remainder of such proceeds (net of Sellers' reasonable costs and expenses in obtaining such proceeds). To the extent that payment of all or any portion of such proceeds does not occur prior to the Closing, the parties agree that Sellers shall be entitled to such portion of the proceeds in excess of the Purchase Price, which agreement shall survive the Closing.

                 16.4 If Purchaser elects to exclude a Property from this sale pursuant to Section 16.1 or 16.2, neither party shall have any further rights, obligations or liabilities hereunder with respect to such Property, except as otherwise provided herein, and except that Purchaser shall be entitled to a return of a portion of the Fund.

         Section 17.    Remedies

                 17.1 If the Closing of any Property fails to occur by reason of Sellers' inability (subject to Section 6.2) to perform its obligations under this Agreement, then Purchaser, as its sole remedy for such inability of Sellers, may by notice to Sellers exclude such Property from this sale and, in such event, the Purchase Price shall be reduced by the allocated Purchase Price for such Property (as set forth in Section 2.1(a) of this Agreement) (and the cash portion of the Purchase Price and the principal amount of the Note and the Mortgage shall be reduced pro rata), the definition of Properties shall not include such Property and neither party shall have any further rights, liabilities or obligations with respect to such Property, except as set forth herein. If Purchaser elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to a return of the Fund subject to Section 24.4 and provided Purchaser is not otherwise in default hereunder. Except as set forth in this Section 17.1, Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of Sellers' inability to perform its obligations hereunder.

                 17.2 If the Closing fails to occur by reason of Purchaser's failure or refusal to perform its obligations hereunder, then Sellers sole remedy shall be to terminate this Agreement by notice to Purchaser and to retain or recover the Fund as liquidated damages for all loss, damage and expenses suffered by Sellers, it being agreed that Sellers' damages are impossible to ascertain, and neither party shall have any further rights, obligations or liabilities hereunder except as otherwise set forth herein.

                 17.3 If the Closing fails to occur by reason of Sellers' failure or refusal to perform its obligations hereunder, then Purchaser, as its sole remedy hereunder, may (a) terminate this Agreement by notice to Sellers or
(b) seek specific performance from Sellers. As a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as the result of Sellers' failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within ninety (90) days after the occurrence of such default. Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence such an action.

         Section 18.    Purchaser's Access to the Properties

                 18.1 Purchaser and Purchaser's Representatives shall have the right to enter upon the Properties for the sole purpose of inspecting the Properties and making surveys, soil borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided
(a) Purchaser shall give Sellers not less than five (5) days' prior notice before the first such entry and one (1) day's prior notice before each subsequent entry, (b) the first such notice shall include sufficient information to permit Sellers to review the scope of the proposed Investigations, and (c) neither Purchaser nor Purchaser's Representatives shall permit any borings, drillings or samplings to be done on any of the Properties without Sellers' prior written consent. Any entry upon the Properties and all Investigations shall be during Sellers' normal business hours and at the sole risk and expense of Purchaser and Purchaser's Representatives, and shall not unreasonably interfere with the activities on or about the Properties of Sellers, its tenants and their employees and invitees. Purchaser shall:

                        (a) promptly repair any damage to the Properties resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Properties used for such Investigations so that the Properties shall be in the same condition that it existed in prior to such Investigations;

                        (b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

                        (c) permit Sellers to have a representative present during all Investigations undertaken hereunder;

                        (d) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Properties pose no threat to the safety or health of persons or the environment, and cause no damage to the Properties or other property of Sellers or other persons;

                        (e) furnish to Sellers, at no cost or expense to Sellers, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports relating to the Investigations which Purchaser shall obtain with respect to the Properties promptly after Purchaser's receipt of same;

                        (f) maintain or cause to be maintained, at Purchaser's expense, a policy of commercial general liability insurance, and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, insuring Purchaser and Sellers and Sellers' Affiliates, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser's and/or Purchaser's Representatives' entry upon the Properties, (ii) any Investigations or other activities conducted thereon, and
(iii) any and all other activities undertaken by Purchaser and/or Purchaser's Representatives, all of which insurance shall be on an "occurrence form" and otherwise in such forms and with an insurance company reasonably acceptable to Sellers, and deliver a copy of such insurance policy to Sellers prior to the first entry on the Properties;

                        (g) not allow the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Properties, and Purchaser shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded (including liens for services, labor or materials furnished); and

                        (h) indemnify Sellers and Sellers' Affiliates and hold Sellers and Sellers' Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and disbursements), suffered or incurred by Sellers or any of Sellers' Affiliates and arising out of or in connection with (i) Purchaser's and/or Purchaser's Representatives' entry upon the Properties, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser's Representatives, (iii) any Liens or other encumbrances filed or recorded against the Properties as a consequence of the Investigations or any and all other activities undertaken by Purchaser or Purchaser's Representatives, and/or (iv) any and all other activities undertaken by Purchaser or Purchaser's Representatives with respect to the Properties.

                 18.2 The provisions of this Section 18 shall survive the termination of this agreement and the Closing.

         Section 19.    Sellers' Indemnity

                 19.1 Sellers' Indemnity. Sellers shall indemnify and hold Borrower harmless from and against all suits, actions, proceedings, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements) that may be instituted or asserted against or incurred by Borrower in connection with the litigations set forth on Schedule "21", provided, that, Sellers shall have the right to prosecute and defend the same with counsel selected by Sellers. This Section 19.1 shall survive the closing.

         Section 20.    Escrow

                 20.1 Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "Fund") in escrow and shall dispose of the Fund only in accordance with the provisions of this Section 20.

                 20.2 Escrow Agent shall deliver the Fund to Sellers or Purchaser, as the case may be, as follows:

                        (a)    to Sellers, upon completion of the Closing; or

                        (b) to Sellers, after receipt of Sellers' demand in which Sellers certifies either that (i) Purchaser has defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and Sellers is thereby entitled to receive the Fund; but Escrow Agent shall not honor Sellers' demand until more than ten (10) days after Escrow Agent has given a copy of Sellers' demand to Purchaser in accordance with Section 20.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Purchaser within such ten (10) day period; or

                        (c) to Purchaser, after receipt of Purchaser's demand in which Purchaser certifies either that (i) Sellers has defaulted under this Agreement, or (ii) this Agreement has been otherwise terminated or canceled, and Purchaser is thereby entitled to receive the Fund; but Escrow Agent shall not honor Purchaser's demand until more than ten (10) days after Escrow Agent has given a copy of Purchaser's demand to Sellers in accordance with Section 20.3(a), nor thereafter if Escrow Agent receives a Notice of Objection from Sellers within such ten (10) day period.

Upon delivery of the Fund, Escrow Agent shall be relieved of all liability hereunder and with respect to the Fund. Escrow Agent shall deliver the Fund, at the election of the party entitled to receive the same, by (i) a good, unendorsed certified check of Escrow Agent payable to the order of such party,
(ii) an unendorsed official bank or cashier's check payable to the order of such party, or (iii) a bank wire transfer of immediately available funds to an account designated by such party.

                 20.3   (a)    Upon receipt of a written demand from Sellers or
Purchaser under Section 20.2(b) or (c), Escrow Agent shall send a copy of such demand to the other party. Within ten (10) days after the date of receiving same, but not thereafter, the other party may object to delivery of the Fund to the party making such demand by giving a notice of objection (a "Notice of Objection") to Escrow Agent. After receiving a Notice of Objection, Escrow Agent shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, Escrow Agent may elect either (i) to continue to hold the Fund until Escrow Agent receives a written agreement of Purchaser and Sellers directing the disbursement of the Fund, in which event Escrow Agent shall disburse the Fund in accordance with such agreement; and/or (ii) to take any and all actions as Escrow Agent deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement, including, without limitation, depositing the Fund into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or (iii) in the event of any litigation between Sellers and Purchaser, to deposit the Fund with the clerk of the court in which such litigation is pending.

                        (b) If Escrow Agent is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not Escrow Agent has received any written demand under Section 20.2(b) or (c), or Notice of Objection under Section 20.3(a)), notwithstanding anything to the contrary herein, Escrow Agent may hold and apply the Fund pursuant to Section 20.3(a)(i),
(ii) or (iii) and may decline to take any other action whatsoever. In the event the Fund is deposited in a court by Escrow Agent pursuant to Section 20.3(a)(ii) or (iii), Escrow Agent shall be entitled to rely upon the decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Fund, Purchaser and Sellers shall pay the reasonable attorney's fees and costs incurred by Escrow Agent (which said parties shall share equally, but for which said parties shall be jointly and severally liable) for any litigation in which Escrow Agent is named as, or becomes, a party.

                 20.4 Notwithstanding anything to the contrary in this Agreement, within one (1) business day after the date of this Agreement, Escrow Agent shall place the Downpayment in an Approved Investment. The interest, if any, which accrues on such Approved Investment shall be deemed part of the Fund; and Escrow Agent shall dispose of such interest as and with the Fund pursuant to this Agreement. Escrow Agent may not commingle the Fund with any other funds held by Escrow Agent. Escrow Agent may convert the Fund from the Approved Investment into cash or a non-interest-bearing demand account at an Approved Institution as follows:

                        (a) at any time within seven (7) days prior to the Closing Date; or

                        (b) if the Closing Date is accelerated or extended, at any time within seven (7) days prior to the accelerated or extended Closing Date (provided, however, that Sellers and Purchaser shall give Escrow Agent timely notice of any such acceleration or extension and that Escrow Agent may hold the Fund in cash or a non-interest-bearing deposit account if Sellers and Purchaser do not give Escrow Agent timely notice of any such adjournment).

                 20.5 As used herein, the term "Approved Investment" means (a) any interest-bearing demand account or money market fund in Citibank, N.A. located in the City of New York or in any other institution otherwise approved by both Sellers and Purchaser (collectively, an "Approved Institution"), or (b) any other investment approved by both Sellers and Purchaser. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of Escrow Agent, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof.

                 20.6 Escrow Agent shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Sellers and Purchaser acknowledge that Escrow Agent is serving without compensation, solely as an accommodation to the parties hereto, and except for Escrow Agent's own willful default, misconduct or gross negligence, Escrow Agent shall have no liability of any kind whatsoever arising out of or in connection with its activity as Escrow Agent. Sellers and Purchaser jointly and severally agree to and do hereby indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability, and expense (including reasonable attorney's fees and disbursements whether paid to retained attorneys or representing the fair value of legal services rendered to itself) which may be incurred by reason of its acting as Escrow Agent provided the same is not the result of Escrow Agent's willful default, misconduct or gross negligence. Escrow Agent may charge against the Fund any amounts owed to it under the foregoing indemnity or may withhold the delivery of the Fund as security for any unliquidated claim, or both.

                 20.7 Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by Escrow Agent shall be sent in accordance with the provisions of Section 23.

                 20.8 Simultaneously with their execution and delivery of this Agreement, Purchaser and Sellers shall furnish Escrow Agent with their true Federal Taxpayer Identification Numbers so that Escrow Agent may file appropriate income tax information returns with respect to any interest in the Fund or other income from the Approved Investment. The party ultimately entitled to any accrued interest in the Fund shall be the party responsible for the payment of any tax due thereon.

                 20.9 Sellers and Purchaser waive any claim of conflict of interest by reason of Escrow Agent's actions in that capacity under this Agreement. Purchaser hereby acknowledges that Escrow Agent is the attorney for the Sellers, and agrees that Escrow Agent may represent Sellers in connection with any and all matters, including without limitation, the transaction contemplated by this Agreement and any litigation, including any action arising out of this Agreement; provided that in no event shall Purchaser be responsible for payment of any fees incidental to any such representation.

                 20.10 Any amendment of this Agreement which could alter or otherwise affect Escrow Agent's obligations hereunder will not be effective against or binding upon Escrow Agent without Escrow Agent's prior consent, which consent may be withheld in Escrow Agent's sole and absolute discretion.

                 20.11 The provisions of this Section 20 shall survive the termination of this Agreement and the Closing.

         Section 21.    Assignment

                 21.1 Purchaser shall not assign all or any portion of its rights under this Agreement to any person or entity without the prior written consent of Sellers, which consent may be withheld in Sellers sole and absolute discretion. Any assignment or attempted assignment by Purchaser shall constitute a default by Purchaser hereunder and shall be null and void.

         Section 22.    Access to Records

                 22.1 For a period of five (5) years subsequent to the Closing Date, Sellers, Sellers' Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to Purchaser by Sellers at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to Purchaser, and shall have the right, at its sole cost and expense, to make copies of such documents, books and records to extent such records are still in Purchaser's possession.

         Section 23.    Notices

                 23.1 All notices, elections, consents, approvals, demands, designations objections, requests or other communications which Sellers, Purchaser or Escrow Agent may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and sent by (a) first class U.S. certified or registered mail, return receipt requested, with postage prepaid, (b) by depositing the same into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, Emery or Purolator; (c) by hand delivery with proof of service endorsed thereon; or (d) by telecopier provided it is also delivered by express mail or courier (within the next 2 business days). All such notices, elections, consents, approvals, demands, objections, requests or other communications sent in compliance with the provisions hereof shall be deemed given and received on
(i) the second business day following the date it is deposited in the U.S. mail,
(ii) the date it is delivered to the other party if sent by U.S. Express Mail, overnight delivery or hand delivery or (iii) the date it is delivered to the other party if sent by telecopier provided it is confirmed by express mail or courier (for next business day delivery). from time to time either party may designate another address or addresses for all purposes of this Agreement by a notice given to all other parties in accordance with the provisions hereof. For purposes of this Section 23.1, the addresses of the parties shall be as follows:

                 If to Sellers:

                 c/o Apollo Real Estate Advisors, L.P.
                 1301 Avenue of the Americas, 38th Floor
                 New York, New York 10019
                 Attention:  William S. Benjamin
                 Telecopy No.: (212) 261-4060

                 with a copy to:

                 Schulte Roth & Zabel
                 900 Third Avenue
                 New York, New York  10022
                 Attention:  Lester M. Bliwise, Esq.

                 Telecopy No.: (212) 593-5955
                 If to Purchaser:

                 New Valley Corporation
                 100 S.E. Second Street, 32nd Floor
                 Miami, Florida  33131
                 Attention:  Richard J. Lampen, Esq.
                 Telecopy No.:  (305) 579-8016

                 with a copy to:

                 c/o Dreyer and Traub LLP
                 101 Park Avenue
                 New York, New York 10178
                 Attention:  Gerald N. Schrager, Esq.
                 Telecopy No.: (212) 661-2865

                 If to Escrow Agent:

                 900 Third Avenue
                 New York, New York  10022
                 Attention:  Andrew H. Levy, Esq.
                 Telecopy No.: (212) 593-5955

                 23.2 Sellers, Purchaser or Escrow Agent may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 23.

                 23.3 Any notice or other communication hereunder given by any Seller shall be deemed given by all Sellers.

                 23.4 Notices and other communications given by the attorneys, respectively, for Sellers or Purchaser shall be deemed given by, respectively, Sellers or Purchaser.

         Section 24.    Property Information and Confidentiality

                 24.1 Purchaser agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of Sellers, be disclosed by Purchaser or Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by Purchaser or Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Properties. Moreover, Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to Purchaser's Representatives who need to know the Property Information for the purpose of evaluating the Properties, and who are informed by the Purchaser of the confidential nature of the Property Information. The provisions of this
Section 24 shall in no event apply to Property Information which is a matter of public record and shall not prevent Purchaser from complying with Laws or subpoenas or order of any court, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

                 24.2 Purchaser and Sellers, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, subject to the terms of Section 24.1, with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

                 24.3 In the event this Agreement is terminated, Purchaser and Purchaser's Representatives shall promptly deliver to Sellers all originals and copies of the Property Information referred to in clause (a) of Section 24.5 in the possession of Purchaser and Purchaser's Representatives.

                 24.4 As used in this Agreement, the term "Property Information" shall mean (a) all information and documents in any way relating to the Properties, the operation thereof or the sale thereof (including, without limitation, Leases, Contracts and Licenses) furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Purchaser's Representatives"), by Sellers or any of Sellers' Affiliates, or their agents or representatives, including their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (b) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (a), or the Investigations, or otherwise reflecting their review or investigation of the Properties.

                 24.5 In addition to any other remedies available to Sellers, Sellers shall have the right to seek equitable relief, including injunctive relief or specific performance, against Purchaser or Purchaser's Representatives in order to enforce the provisions of this Section 24.

                 24.6 The provisions of this Section 24 shall survive the termination of this Agreement.

         Section 25.    Miscellaneous

                 25.1 This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

                 25.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.

                 25.3 All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Sellers or the party drafting this Agreement.

                 25.4 Except as otherwise expressly provided herein, Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of Sellers hereunder and all of Sellers' representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

                 25.5   A.     Purchaser agrees that it does not have and will
not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Sellers, including Apollo Real Estate Advisors, L.P. (collectively, "Sellers' Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby, except for separate agreements entered into contemporaneously. Except as set forth in paragraph B. of this Section 25.5, Purchaser agrees to look solely to Sellers and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Sellers' Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby, except for separate agreements entered into contemporaneously. Without limiting the generality of the foregoing provisions of this Section 25.5, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Sellers' Affiliates, and hereby unconditionally and irrevocably releases and discharges Sellers' Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Sellers' Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby, except pursuant to Section
25.5 and except for separate agreements entered into contemporaneously.

                        B. If Sellers shall be in default, after notice and a reasonable opportunity to cure (i.e., 10 days notice for monetary default and 30 days notice for defaults for non-monetary defaults, with a due diligence extension for a non-monetary default not reasonably capable of being cured within said 30 days period) in their failure to fulfill their obligations under Sections 8.1(b), 8.1(c), 13.2 , 13.4, 19.1, or under the Repair and Replacement Agreement of even date herewith between Sellers and Purchaser, Purchaser shall, in addition to any other rights or remedies at law or in equity or hereunder or thereunder, have a right of offset for all of Purchaser's losses, costs, expenses and damages (including without limitation reasonable attorney's fees and disbursements) suffered or incurred by reason or arising out of such default against the amounts due and owing Sellers under the Loan Agreement, the Notes and the Mortgages. Notwithstanding the foregoing, Purchaser's offset rights shall not have priority over the amounts due and owing (a) General Electric Capital Corporation ("GECC") under GECC's mortgages encumbering the Holly Farm Shopping Center Property, Marathon Shopping Center Property, Marysville Towne Center Property, Kanawha Mall Property and Village Royale Shopping Center Property and the notes and other obligations secured thereby for the GECC regularly scheduled installments of principal and interest (i.e., the basic GECC debt service) (b) National Bank, N.A. ("NatWest") under NatWest's mortgage(s) secured by the Coronado Center Property and the note(s) and other obligations secured thereby for NatWest's regularly scheduled installments of principal and interest (i.e., the NatWest basic debt service), (c) the Aid Association for Lutherans (the "Lutheran Lender") under the Lutheran Lender's mortgage(s) encumbering the Washington Plaza Shopping Center Property and the note(s) and other obligations secured thereby for the Lutheran Lender's regularly scheduled installments of principal and interest (i.e., the Lutheran basic debt service) and (d) the Union Labor Life Insurance Company (the "Union Lender") and the National Bank of Commerce ("Commerce Lender") under their respective mortgage(s) encumbering the University Plaza Shopping Center Property and the notes and other obligations secured thereby for the Union Lender's and Commerce Lender's regularly scheduled installments of principal and interest (i.e., the ULLIC and NBC basic debt service); all of the foregoing basic debt service, the "Basic Debt Service"). The Basic Debt Service is more particularly described in Schedule 22 annexed hereto.

                        C. The provisions of this Section 25.5 shall survive the termination of this Agreement and the Closing.

                 25.6 Purchaser agrees that, wherever this Agreement provides that Purchaser must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and Purchaser's failure to take such action within the applicable time period shall be deemed to be an irrevocable waiver by Purchaser of such right or remedy.

                 25.7 No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

                 25.8 Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default.

                 25.9 This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

                 25.10 Each of the exhibits and schedules referred to herein and attached hereto is incorporated herein by this reference.

                 25.11 The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.

                 25.12 This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

                 25.13 If the last day of the period prescribed herein for the giving of any notice, election, consent, approval, demand, objection or request or the submission of any documents by any party hereunder shall fall on a Saturday, Sunday or any day observed as a public holiday by the federal government or the state in which the Property is situated, then such period shall be deemed to be extended to the immediately following day which is not a Saturday, Sunday or such public holiday. The term "business day" as used in this Agreement shall mean any day other than Saturday, Sunday or any day observed as a public holiday by the federal government or the state in which the Property is situated.

                 25.14 Unless otherwise specified herein, (a) references to persons or parties include their permitted successors and assigns; (b) references to modifications or amendments shall in all events mean modifications and amendments; (c) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (d) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto entered into from time to time after the date hereof to satisfy the requirements of this Agreement or otherwise with Seller's prior written consent; (e) references to a mortgage shall be deemed to mean or include a deed of trust, depending on the jurisdiction in which the Property is located; (f) the words "include" or "including", and words of similar import, shall be deemed to be followed by the words "but not limited to" or "without limitation"; (g) the words "hereto", "herein", "hereof" and "hereunder", and words of similar import, refer to this Agreement in its entirety; and (h) unless otherwise specified herein, all references to Sections are to Sections of this Agreement. Terms defined herein may be used in the singular or the plural; when used in the singular and preceded by "a", "an" or "any", such term shall be taken to indicate one or more members of the relevant class; and when used in the plural, such term shall be taken to indicate all members of the relevant class. Any disclosure on any Schedule attached hereto shall be deemed a disclosure on any other Schedule attached hereto.

                 25.15 If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. Notwithstanding the foregoing sentence, if (a) any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid in whole or in part, (b) the opportunity for all appeals of such determination have expired, and (c) such unenforceability or invalidity alters the substance of this Agreement (taken as a whole) so as to deny either party, in a material way, the realization of the intended benefit of its bargain, such party may terminate this Agreement within thirty (30) days after the final determination by notice to the other. If such party so elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, and except that Purchaser shall be entitled to a return of the Fund subject to Section 24.4 and provided Purchaser is not otherwise in default hereunder.

                 25.16 Sellers shall cooperate with and assist Purchaser in taking over Sellers insurance policies relating to the Properties, at Purchaser's sole cost and expense. Seller shall use diligent reasonable efforts to cause such policies to be transferred to Purchaser prior to Closing.

                 25.17 SELLERS AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                 25.18 Purchaser acknowledges that it has no interest in the site reserves currently being maintained by General Electric Capital Corp. and the Four Lenders in connection with the Properties and that all such reserves shall belong exclusively to the Sellers.

                 25.19 Sellers and Purchaser each hereby agree that each shall, upon the request of the other, execute and deliver such further documents and do such other acts and things as are reasonably necessary and appropriate to effectuate the terms and conditions of this Agreement and the out-of pocket reasonable cost of such further acts shall be paid for by the party requesting such further acts unless imposed on or required to be performed by the requested party under the other terms of this Agreement , the Financing Documents, or other agreements being entered into or delivered contemporaneously herewith. The provisions of this Section shall survive the closing.

                 25.20 Within 60 days after the Closing Date Sellers shall furnish Purchaser with a supplement to Schedule 4 setting forth all extension, renewal, expansion, and cancellation options, and all rights of first refusal or options to purchase or lease, held by tenants under the Leases in effect as of the date hereof (other than the Oak Grove Cinema at the Holly Grove, Oregon Property). If any such tenants shall claim that the sale hereunder of the Property in which such tenants are respectively located entitles such tenants to purchase the premises demised to them, and shall prevail in such claim in a court of law of competent jurisdiction, and if the price determined in such proceeding to be payable by such tenants shall be less than the allocable portion of the purchase price hereunder for the affected Property (such allocable portion to be determined by capitalizing the net operating income attributable to such tenant, using a "cap" rate of 10%), then Sellers shall pay such deficiency to Purchaser, but Sellers' obligations for such payment shall be limited to $250,000 in the aggregate. If the price as so determined shall be greater than such allocable portion, then the excess shall be divided between Seller and Purchaser as follows: 83% to Seller and 17% to Purchaser. In either event, upon payment of such price as so determined, Sellers shall release the portion of the affected Property from the lien of the applicable Mortgage and other Security Documents and shall cause the holder of the First Mortgage encumbering such Property to release such portion from the lien thereof. The release provisions of this Paragraph 25.20 shall be deemed incorporate into the Property release provisions of the Loan Agreement and the Mortgages.

                 25.21. Reference is made to the Repair and Replacement Agreement entered into concurrently herewith between Sellers and Purchaser. The provisions thereof relating to compliance of the work to be performed by Sellers with applicable legal and insurance requirements, and granting Purchaser certain "self-help" rights to perform such work at Sellers' expense, shall be incorporated by reference, mutatis mutandis, into Section 13.2 hereof (relating to certain work to be performed by Sellers with respect to the pending leases referred to therein). Furthermore, the parties agree that the person named as the Engineer in such Repair and Replacement Agreement to serve as



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the arbiter of certain work-related issues shall also serve as the arbiter of any work-related disputes between the parties with respect to the work to be performed by Sellers under Section 13.2 hereof, and the same fee and cost-sharing provision of said Agreement shall also apply to the services of such arbiter with respect to Sellers' work under such Section.

                 25.22. Within 30 days after the date hereof Sellers shall deliver to Purchaser's counsel (as named in the Notice Clause hereof) reasonable evidence as to (i) the authority of Sellers' Affiliate, Apollo Real Estate Investment Fund, L.P. ("AREIF"), to execute and deliver those certain indemnities being delivered by AREIF to Purchaser concurrently herewith, and
(ii) the due authorization and execution and delivery of such indemnities by AREIF.









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
                 IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                 SELLERS

                                 AP CENTURY I, L.P., a Delaware limited
                                 partnership

                                 By: AP-GP CENTURY I, L.P., a Delaware limited partnership

                                 By:  AP CENTURY I OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By: /s/ Lee Neibart
                                          ---------------------------
                                          Lee Neibart, Vice President

                                 AP CENTURY II, L.P., a Delaware limited
                                 partnership

                                 By:  AP-GP CENTURY II, L.P., a Delaware
                                      limited partnership

                                 By:  AP CENTURY II OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By: /s/ Lee Neibart
                                          ---------------------------
                                          Lee Neibart, Vice President

                                 AP CENTURY III, L.P., a Delaware limited partnership

                                 By:  AP-GP CENTURY III, L.P., a Delaware
                                      limited partnership

                                 By:  AP CENTURY III OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By: /s/ Lee Neibart
                                          ---------------------------
                                          Lee Neibart, Vice President

                                 AP CENTURY IV, L.P., a Delaware limited
                                 partnership

                                 By:  AP-GP CENTURY IV, L.P., a Delaware
                                      limited partnership

                                 By:  AP CENTURY IV OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By:  /s/ Lee Neibart
                                           ---------------------------
                                           Lee Neibart, Vice President

                                 AP CENTURY V, L.P., a Delaware limited
                                 partnership

                                 By:  AP-GP CENTURY V, L.P., a Delaware
                                      limited partnership

                                 By:  AP CENTURY V OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By:  /s/ Lee Neibart
                                           ----------------------------
                                           Lee Neibart, Vice President

                                 AP CENTURY VI, L.P., a Delaware limited
                                 partnership

                                 By:  AP-GP CENTURY VI, L.P., a Delaware
                                      limited partnership

                                 By:  AP CENTURY VI OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By:  /s/ Lee Neibart
                                           ---------------------------
                                           Lee Neibart, Vice President

                                 AP CENTURY VIII, L.P., a Delaware limited partnership

                                 By:  AP-GP CENTURY VIII, L.P., a Delaware
                                      limited partnership

                                 By:  AP CENTURY VIII OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By:  /s/ Lee Neibart
                                           ---------------------------
                                           Lee Neibart, Vice President

                                 AP CENTURY IX, L.P., a Delaware limited
                                 partnership

                                 By:  AP-GP CENTURY IX, L.P., a Delaware
                                      limited partnership

                                 By:  AP CENTURY IX OPERATING
                                      CORPORATION, a Delaware Corporation

                                      By:  /s/ Lee Neibart
                                           ---------------------------
                                           Lee Neibart, Vice President

                                 PURCHASER

                                 NEW VALLEY CORPORATION

                                 By:   /s/ Richard J. Lampen
                                       -------------------------------
                                           Richard J. Lampen
                                           Executive Vice President




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